Exhibit 4.17

CREDIT AGREEMENT

Dated as of April 9, 2024

among

GRUPO TELEVISA, S.A.B.

CABLEMÁS TELECOMUNICACIONES, S.A. de C.V., and

TELEVISIÓN INTERNACIONAL, S.A. de C.V.

as Borrowers

THE SEVERAL LENDERS AND OTHER FINANCIAL INSTITUTIONS

FROM TIME TO TIME PARTIES HERETO,

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO

as Administrative Agent

and

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO,

BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, and

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT

as Joint Lead Arrangers and Joint Bookrunners

7.02	Delegation of Duties	50
7.03	Exculpatory Provisions	51
7.04	Reliance by Administrative Agent	52
7.05	Notice of Default	52
7.06	Non-Reliance on Administrative Agent and Other Lenders	53
7.07	Indemnification by Lenders	53
7.08	Administrative Agent in Its Individual Capacity	54
7.09	Successor Administrative Agent	54
7.10	No Fiduciary Relationship	55
7.11	Obligations of Administrative Agent and Lenders	55
7.12	Enforcement	55
7.13	Compliance with Laws	55
7.14	Proofs of Claim	55
7.15	Erroneous Payments	55

Section 8. Miscellaneous		57
8.01	Amendments and Waivers	57
8.02	Notices	59
8.03	No Waiver; Cumulative Remedies	60
8.04	Payment of Expenses; Indemnity	60
8.05	Successors and Assigns; Participations; Purchasing Lenders	62
8.06	Adjustments; Set-off	65
8.07	Counterparts	66
8.08	GOVERNING LAW	66
8.09	WAIVERS OF JURY TRIAL	66
8.10	Submission to Jurisdiction; Appointment of Agent to Accept Service of Process.	67
8.11	Confidentiality of Information	67
8.12	USA Patriot Act	68
8.13	Conversion of Currencies	68
8.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	69

Schedule 2.01	Commitments
Schedule 3.01(b)	Closing Checklist
Schedule 3.01(h)	Mexican Law Invoice Requirements

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Revolving Credit Note
Exhibit D	Form of Term Note

CREDIT AGREEMENT, dated as of April 9, 2024, among GRUPO TELEVISA, S.A.B. (the “Parent Borrower”), CABLEMÁS TELECOMUNICACIONES, S.A. de C.V. (“Cablemás”), TELEVISIÓN INTERNACIONAL, S.A. de C.V. (“TVI,” and together with Parent Borrower and Cablemás, the “Borrowers” and each a “Borrower”), the Lenders and other financial institutions from time to time parties to this Agreement, BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent” or “BBVA”), and BBVA, BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, (“Santander”) and SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT (“Scotiabank”) as Joint Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested the Lenders to provide (i) a revolving senior unsecured credit facility in the aggregate principal amount of the Peso Equivalent of US$500,000,000, and (ii) a senior unsecured term loan credit facility in the aggregate principal amount of MXN$10,000,000,000; and

WHEREAS, for valuable consideration, the Lenders are willing to provide such credit facility upon and subject to the terms and conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.Definitions, Interpretation

1.01Definition of Terms. For purposes of this Agreement, the following terms will have the meaning given below:

“2019 Term Facility”: the Credit Agreement dated as of June 28, 2019, by and among Parent Borrower, the lenders parties thereto, and BBVA, as administrative agent.

“2022 Revolving Facility”: the Credit Agreement dated as of February 16, 2022, by and among Parent Borrower, the lenders parties thereto, and BBVA, as administrative agent.

“Acquisition”: the acquisition of all or any portion of the assets or all or any portion of the Capital Stock of any Person constituting a business or line of business with a gross purchase price in excess of the Threshold Amount.

“Administrative Agent’s Account”: the following account maintained by the Administrative Agent at BBVA México, S.A.: Account Number: 0182 605 430; CLABE: 012 180 00182605430 9; Beneficiary: Cuenta Liquidadora Banca Corporativa; Reference: Credito Sindicado Televisa 2024; Currency: Pesos.

“Administrative Agent’s Office”: the office of the Administrative Agent located at Two Manhattan West, 9th Floor, New York, NY, 10001.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: in relation to any Person, any other Person that directly or indirectly Controls or is Controlled by or is under the common direct or indirect Control with the aforesaid Person.

“Aggregate Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders at such time, as such Aggregate Revolving Credit Commitments may be reduced from time to time pursuant to Section 2.05. The initial amount of the Aggregate Revolving Credit Commitments is the Peso Equivalent of US$500,000,000.

“Aggregate Revolving Credit Exposure”: at any time, the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.

“Aggregate Term Loan Commitments”: at any time, the aggregate amount of the Term Loan Commitments of all Term Lenders at such time, as such Aggregate Term Loan Commitments may be reduced from time to time pursuant to Section 2.05. The initial Aggregate Term Loan Commitment is MXN$10,000,000,000.

“Agreement”: this agreement and any modification thereof.

“Anti-Corruption Laws”: all laws and regulations applicable to the Borrowers relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. §78dd-1 et seq.), as amended, Mexican Ley General de Responsabilidades Administrativas, and legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the UN Convention Against Corruption, and to the extent applicable, so long as any bank formed under the laws of Canada, or a bank with a parent company formed under the laws of Canada is a lender under this Agreement, the Canadian Corruption of Foreign Public Officials Act.

“Anti-Money Laundering Laws”: all laws and regulations applicable to the Borrowers relating to anti-money laundering, including the Bank Secrecy Act as amended by the Patriot Act, the Money Laundering Control Act of 1986, the Mexican Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita, the Mexican Ley de Instituciones de Crédito, General Provisions related to article 115 of the Credit Institutions Law (Disposiciones de carácter general a que se refiere el artículo 115 de la Ley de Instituciones de Crédito), and to the extent applicable, so long as any bank formed under the laws of Canada, or a bank with a parent company formed under the laws of Canada is a lender under this Agreement, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

“Applicable Margin”: for any day, with respect to any Loan, the applicable margin per annum set forth below under the caption “Margin” based upon the Net Leverage Ratio applicable on such date:

Pricing Level	Net Leverage Ratio	Margin

Level I	< 3.00 to 1.00	1.250 percentage points
Level II	> 3.00 to 1.00	1.500 percentage points

Except as otherwise provided in the paragraph below, adjustments, if any, to the Pricing Level then in effect shall be effective three (3) Business Days after the Administrative Agent has received the applicable financial statements (and calculation of the Net Leverage Ratio) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change).

Notwithstanding the foregoing, Pricing Level I shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable financial statements for the Parent Borrower’s first fiscal quarter ending after the Effective Date and adjustments to the Pricing Level then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Applicable Percentage”: as to any Lender, the percentage of the Aggregate Revolving Credit Commitments or Aggregate Term Loan Commitment, as applicable, represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitment most recently in effect, giving effect to any assignments.

“Approved Borrower”: means a Person designated by the Parent Borrower under Section 5.02(a)(C) or 8.05(a) as a new Borrower that (a) has provided the Administrative Agent and each Lender the information specified in Section 3.01(g), in form and substance reasonably acceptable to each such recipient, and (b) is located in a country where each Lender is permitted to lend, it being understood that Mexico and the U.S. are permitted countries.

“Asset Sale”: any sale, transfer or other disposition by a Borrower or any of its Subsidiaries to any Person other than any Subsidiary of the Parent Borrower of any asset owned by it other than (i) sales, transfers or other dispositions of inventory made in the ordinary course of business and (ii) any single sale of assets (or series of related sales of assets) which generates gross sale proceeds of less than the Threshold Amount.

“Assignment and Assumption Agreement”: an Assignment and Assumption Agreement, substantially in the form of Exhibit A.

“Authorized Officer”: for each Borrower, the Co-Chief Executive Officers, any Executive Vice President, the Vice President of Finance, the Vice President and Corporate Controller, the Legal Vice President and General Counsel, or any legal representative with sufficient power of attorney of such Borrower, provided that the said legal representative has a management position in such Borrower; and solely for the Subsidiary Co-Borrowers, also the Chief Executive Officer of the Cable Segment, and the Chief Financial Officer of the Cable Segment.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benefitted Lender”: has the meaning set forth in Section 8.06(a).

“Borrower”: has the meaning set forth in the preamble to this Agreement.

“Borrower Representative”: has the meaning set forth in Section 2.16.

“Borrowing”: the borrowing by any Borrower of a Loan from all the Lenders having Commitments on a given date, and collectively, the “Borrowings.”

“Borrowing Minimum”: the Peso Equivalent of US$3,000,000.

“Borrowing Multiple”: the Peso Equivalent of US$1,000,000.

“Borrowing Request”: a request by any Borrower for a Borrowing in accordance with Section 2.02, in the form of Exhibit B or any other form approved by the Administrative Agent.

“Business Day”: any day except Saturday, Sunday and any day on which banking institutions in Mexico City or New York City are authorized or obligated by law to remain closed.

“Capital Lease”: as applied to any Person, any lease of any good or asset which is required to be capitalized on the balance sheet of such person in accordance with IFRS. Effective January 1, 2019, as a result of the initial adoption of IFRS 16 Leases by the Parent Borrower, the amount of any “Capital Lease” means the present value of the related lease obligation less the right of use assets recognized in connection with this obligation at the date of the financial reporting.

“Capital Stock”: with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, after the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, or issued in connection therewith, and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change in Law Repayment Request”: has the meaning set forth in Section 2.09(a).

“Change in Tax Law”: any Change in Law related to Taxes.

“Change of Control”: the time at which (i) a Person other than the Specified Shareholders of the Parent Borrower and their Affiliates (the “New Acquirer”) becomes the owner of over fifty percent (50%) of the voting shares of the Parent Borrower with full voting rights and authority to vote on the appointment of directors of the Parent Borrower and (A) the New Acquirer is entitled under applicable laws to exercise full voting rights with respect to such shares and (B) the New Acquirer has the right to elect more directors than the Specified Shareholders or (ii) Cablemás or TVI cease to be a direct or indirect Subsidiary of the Parent Borrower.

“Change of Control Repayment Request”: has the meaning set forth in Section 2.07(d).

“Commercial Accounts Payable”: with respect to any Person, any amounts payable, promissory notes or any other monetary obligation created, assumed or guaranteed by the aforesaid Person or any of its Subsidiaries in favor of commercial creditors, arising within the ordinary course of business regardless of due date, related to (i) the acquisition of goods or services, (ii) programming and films or (iii) program transmission rights, including events.

“Commitment”: as to each Lender, such Lender’s Revolving Credit Commitment or Term Loan Commitment, in each case as the context may require.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense”: as of any date of determination, the total gross expense for interest actually paid for the most recently completed period of four (4) consecutive fiscal quarters, of Parent Borrower and its consolidated Subsidiaries, attributable to said period in accordance with IFRS.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or financial policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Core Business”: business activities in the same or reasonably related line of business to which the Parent Borrower and its Subsidiaries are engaged in on the date of this Agreement, which will include any adaptations, modifications and/or implementations of the aforesaid business derived from technological innovation and/or convergence, as well as new trends in the industries in which the Parent Borrower and its Subsidiaries participate.

“Default”: any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower Representative or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder (unless such writing relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing) cannot be satisfied), or has made a general public statement to the effect that such Lender is unable to meet its lending obligations, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Representative, to confirm in writing to the Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any Mexican, state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or Mexico or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower Representative and each Lender.

“Deposits”: those amounts received by Parent Borrower or its Subsidiaries under deposit agreements, prepayment agreements or other agreements between Parent Borrower or its Subsidiaries and third parties, relating to the performance of services or sale of goods to aforesaid third parties, either in money, promissory notes, accounts receivable or other assets.

“Dollars” and “US$”: the legal currency of the United States of America.

“Economic Agent”: has the meaning assigned thereto in Mexican competition law.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: the date on which all conditions precedent set forth in Section 3.01 have been satisfied or waived.

“Eligible Transferee”: a Mexican or international bank or other commercial bank that has been approved pursuant to Section 8.05(c).

“Erroneous Payment”: has the meaning set forth in Section 7.15(a).

“Erroneous Payment Subrogation Rights”: has the meaning set forth in Section 7.15(d).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default”: has the meaning set forth in Section 6.01.

“Exchange Rate”: on any day, (i) for purposes of determining the Peso Equivalent of Dollars, on such day, the exchange rate published by the Bank of Mexico (Banco de México) in the Official Gazette (Diario Oficial de la Federación) as the rate “para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana”, and (ii) for purposes of the conversion of Pesos into any currency other than Dollars the exchange rate determined by WM/Reuters, known as the “WMR London 4pm Fix” (Bloomberg: WMCO). In the event that such rate is not published by the Bank of Mexico, as applicable, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower Representative, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Exchange Rate Date”: as applicable:

(a)with respect to any Borrowing, the date that is three (3) Business Days prior to the date of such Borrowing; or

(b)in any other respect, the date that is three (3) Business Days prior to the date of the relevant transaction.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any Mexican withholding Taxes imposed on amounts payable under any Loan Document to or for the account of any Lender in excess of the withholding Taxes that would have been imposed had such recipient been a Qualified Lender at the time of payment, (c) any Taxes attributable to such Recipient’s failure to comply with Section 2.11(f) and (d) any withholding Taxes imposed under FATCA.

“Export Credit Agency”: an official non-Mexican Financial Institution for the promotion of exports by granting loans or guarantees under preferential conditions, organized under the laws of any country, that meets the requirements set forth in the penultimate paragraph, section b., of Article 166 of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) refers (or any successor provisions thereof).

“Family Member”: with respect to any natural Person, (a) any linear or ancestral descendent or brother/sister (by birth or adoption) of the aforesaid natural Person and the linear or ancestral descendants of the latter (whether through the father or mother), (b) any spouse or former spouse of any of the foregoing and, in the case of divorce, the subsequent spouses (including for all such cases, any linear descendant, ancestor, brother or sister of the aforesaid spouses or former spouses), (c) any legal representative, testamentary succession or estate in the event of death of any of the foregoing or the initial beneficiaries; and (d) any trust or instrument for planning in which the beneficiaries are any of the Persons described in clauses (a) through (c) above.

“FATCA”: Sections 1471 through 1474 of the U.S. Tax Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the U.S. Tax Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Fee Letters”: the fee letter dated April 9, 2024 related to the Loans and Commitments set forth herein, among the Borrowers, the Administrative Agent, the Joint Lead Arrangers and Joint Bookrunners, and certain of their affiliates and any other similar fee letter among the Borrowers, the Administrative Agent and any of the Lenders.

“Governmental Authority”: the government of the United States of America and the United Mexican States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies).

“Governmental Licenses”: as defined in Section 4.01(c).

“IFRS”: as of any date of determination, the International Financial Reporting Standards, issued by the International Accounting Standards Board (IASB), and any successor standards or bodies thereto, applied on a consistent basis for the periods involved and effective as of the date of determination.

“Indebtedness”: with respect to any Person as of any date of determination (without duplication): (i) all payment obligations derived from borrowed money; (ii) all payment obligations documented in bonds, notes, promissory notes or similar instruments; (iii) all obligations of the aforesaid Person to pay the deferred purchase price of goods or services that have a cost of interest, whose purchase price expires after a term of one year as of the date on which entitlement or ownership of the same has been received or on which the aforesaid services were provided, and (iv) all the obligations of the aforesaid Person as a lessee under Capital Leases. Without prejudice to the foregoing, Indebtedness will not include liabilities that refer to: (A) accounts payable or Indebtedness derived from or incurred in the ordinary course of business, (B) all accounts payable or liabilities that do not have an express financial cost, (C) unpaid accrued interest, (D) federal, state and local taxes, income tax or other taxes of Mexico, the United States or any other jurisdiction, including withholdings of workers in accordance with legislation on social security or applicable employee benefits, (E) Deposits, (F) endorsements of credit instruments for deposit or collection or similar operations in the ordinary course of business,

(G) Indebtedness of the Parent Borrower or any Subsidiary thereof in favor of any Subsidiary or Affiliate thereof, (H) any debt that has been cancelled or repaid according to the terms of the documents governing such debt, (I) Commercial Accounts Payable, (J) debts as lessee or guarantor under any lease of satellites or transponders or in order to obtain services or ownership of satellites or transponders (regardless of whether in the case of leases, the latter are catalogued as Capital Leases) or (K) payment obligations under derivative financial instrument agreements entered into by the Parent Borrower and/or its Subsidiaries for hedging purposes. Subject to the provisions set forth in Section 1.05, the principal amount of any Indebtedness issued by any Person that is denominated in a currency other than Pesos shall be the Peso Equivalent of such principal amount on the date of determination, as reflected in the financial statements of the Parent Borrower, prepared in accordance with IFRS.

“Indemnified Person”: has the meaning set forth in Section 8.04(b).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of the Borrowers under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Coverage Ratio”: as of any date of determination, the ratio of (i) Operating Segment Income to (ii) Consolidated Interest Expense (excluding interest generated or accrued but not paid or demanded for payment) for the most recently ended Test Period, calculated on a Pro Forma Basis.

“Interest Determination Date”: with respect to any Loan, the first day of any Interest Period relating to any Loan (or, if such day is not a Business Day, the immediately preceding Business Day).

“Interest Period”: has the meaning set forth in Section 2.04(e).

“Judgment Currency”: has the meaning set forth in Section 8.13(a).

“Judgment Currency Conversion Date”: has the meaning set forth in Section 8.13(a).

“Lenders”: the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement.

“Liens”: with respect to the Parent Borrower and its Significant Subsidiaries and the Subsidiary Co-Borrowers, any mortgage, pledge, lien (statutory or other), or other security interest that secures an obligation to repay Indebtedness, with respect to assets that are important and necessary for the Parent Borrower’s Core Business (and the loss of which would have a Material Adverse Effect).

“Loan”: means a Revolving Credit Loan and/or a Term Loan, as the context may require.

“Loan Documents”: this Agreement, the Fee Letter and the Promissory Notes.

“Material Adverse Effect”: a material adverse effect, relevant and significant, on the main business and financial condition of the Parent Borrower and its Significant Subsidiaries taken as a whole, and that as a consequence, adversely affects the Borrowers’ (taken as a whole) ability to comply with its payment obligations under the Loan Documents.

“Maturity Date”: the fifth anniversary of the Effective Date.

“Mexican Financial Institution”: a financial institution that qualifies as such pursuant to article 7 of the Mexican Income Tax Law, organized under and existing pursuant to and in accordance with the laws of Mexico and authorized to engage in the business of banking by either the Ministry of Finance (Secretaría de Hacienda y Crédito Público) or the National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores).

“Mexican Tax Treaty”: Each treaty (Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income) that Mexico has in force as of the date of this Agreement and any similar treaty that Mexico negotiates and that becomes effective in the future.

“Mexico”: the United Mexican States.

“Net Consolidated Debt”: as of any date of determination, the total aggregate amount of all Indebtedness of the Parent Borrower and its Subsidiaries, on a consolidated basis, minus cash, cash equivalents, temporary investments and held-to-maturity and available-for-sale investments, and, effective from and after January 1, 2018, the equivalent financial asset investments under the guidelines of IFRS 9 Financial Instruments, calculated on a consolidated basis, of the Parent Borrower and its Subsidiaries on such date.

“Net Leverage Ratio”: at any date of determination, the ratio of Net Consolidated Debt to Operating Segment Income for the most recently ended Test Period, calculated on a Pro Forma Basis.

“New Acquirer”: has the meaning set forth in the definition of “Change of Control.”

“Non-Consenting Lender”: has the meaning set forth in Section 2.13(b).

“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“OFAC”: the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Obligation Currency”: has the meaning set forth in Section 8.13(a).

“Obligations”: all amounts owing to any Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Loan Document.

“Operating Segment Income”: as of any date of determination, the sum (without duplication) of the consolidated operating income of the Parent Borrower and its Subsidiaries

(determined in accordance with IFRS), before depreciation and amortization, corporate expenses and other expense, net.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, any Loan Document.

“Participant Register”: has the meaning set forth in Section 8.05(b).

“Participants”: has the meaning set forth in Section 8.05(b).

“Patriot Act”: has the meaning set forth in Section 8.12.

“Payment Recipient”: has the meaning set forth in Section 7.15(a).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, estate, firm, enterprise, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Peso Equivalent”: on any date of determination (a) with respect to any amount in Pesos, such amount, and (b) with respect to any amount in any currency other than Pesos, the equivalent in Pesos of such amount, using the Exchange Rate with respect to such currency at the time in effect under the provisions of Section 1.05.

“Pesos” and “MXN”: the legal currency of Mexico.

“Pro Forma Basis”: such calculation as will give pro forma effect to any Acquisition and any Asset Sale and the incurrence, assumption or repayment of any related Indebtedness during the period of calculation, as if such Acquisition or Asset Sale and related incurrence, assumption or repayment of Indebtedness, as the case may be, had occurred on the first day of such period of calculation. All pro forma determinations required above shall be determined in accordance with IFRS. For purposes of this definition, whenever pro forma effect is to be given to any occurrence or event, the pro forma calculation shall be determined in good faith by a responsible financial or accounting officer of the Parent Borrower.

“Process Agent”: has the meaning set forth in Section 8.10(b).

“Promissory Note”: each Revolving Credit Note and Term Note, as the context may require.

“Purchasing Lenders”: has the meaning set forth in Section 8.05(c).

“Qualified Lender”: any Person that (or, in the case of a Person that acts through a branch or agency, a Person the principal office of which) (a) is the effective beneficiary of the payments made by the Borrowers hereunder, (b) meets the requirements imposed by the Mexican Income Tax Law and its transitory provisions (Ley del Impuesto Sobre la Renta y Disposiciones Transitorias) to qualify as a foreign financial institution under article 166-I, paragraph (a), section 2 (or any successor provision) of the Mexican Income Tax Law (Ley del Impuesto Sobre la Renta) and Sections 3.18.18. and/or 3.18.19. of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024) (or any successor provisions), (c) is a resident for tax purposes of a country with which Mexico has entered into a Mexican Tax Treaty that is in effect, and (d) meets the requirements set forth in such Mexican Tax Treaty to be deemed a tax resident of the relevant treaty jurisdiction and to apply the rates provided therein for this type of interest.

“Recipient”: the Administrative Agent or any Lender.

“Register”: has the meaning set forth in Section 8.05(d).

“Related Agreements”: has the meaning set forth in Section 2.17(c)(i).

“Required Lenders”: at any time, Lenders having at such time in excess of 50% of the Total Credit Exposures of all Lenders at such time, calculated in the Peso Equivalent where applicable; provided that the Total Credit Exposure of any Lender that is a Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Resolution Authority”: means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the Vice President of Finance, the Vice President and Corporate Controller, and the Legal Vice President and General Counsel of each Borrower.

“Restricted Person”: (i) the Salinas Group; (ii) the Slim Group; and (iii) any Person which is or is part of an Economic Agent (or any Affiliate of which is or is part of an Economic Agent) engaged in the media and/or telecommunications and/or cable television business in Mexico, provided that a Person (a “lender”) shall not be deemed a Restricted Person pursuant to clause (iii) solely due to a lending relationship if the lender is not an Affiliate of a Restricted Person, including by reason of obtaining Control of a Restricted Person through the lending relationship.

“Revolving Credit Commitment”: with respect to each Revolving Credit Lender, the commitment of such Revolving Credit Lender to make Revolving Credit Loans, expressed as an amount representing the maximum aggregate amount of such Revolving Credit Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced from time to time pursuant to Section 2.05. The initial amount of each Revolving Credit Lender’s Revolving Credit Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption Agreement pursuant to which such Revolving Credit Lender shall have assumed its Revolving Credit Commitment, as applicable. The Revolving Credit Commitment shall be expressed in Dollars; however, all Loans shall be denominated in Pesos.

“Revolving Credit Exposure”: with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of each Revolving Credit Loan made by such Revolving Credit Lender at such time, expressed in Dollars, which amount in Dollars for each Loan shall be determined using the fixed Exchange Rate stated in the applicable Borrowing Request.

“Revolving Credit Lender”: the Persons listed on Schedule 2.01 as “Revolving Credit Lender” and any other Person that shall have become a Revolving Credit Lender pursuant to an Assignment and Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement.

“Revolving Credit Loan”: has the meaning set forth in Section 2.01(a).

“Revolving Credit Loan Maturity Period”: has the meaning set forth in Section 2.06(b).

“Revolving Credit Note”: each non-negotiable promissory note (pagaré no negociable) to be issued by the Borrower receiving a Revolving Credit Loan, as maker (suscriptor), and guaranteed by each other Borrower as guarantor (por aval), pursuant to Section 2.06(f) of this Agreement payable to any Revolving Credit Lender, and in the form of Exhibit C hereto, evidencing the amount of the relevant Revolving Credit Loan made by such Revolving Credit Lender.

“Revolving Loan Commitment Fee”: has the meaning set forth in Section 2.08(a).

“Revolving Loan Commitment Period”: the period from and including the Effective Date to (but excluding) the Maturity Date, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Rollover”: the extension of a Revolving Credit Loan pursuant to Section 2.06(b).

“Rollover Date”: has the meaning set forth in Section 2.06(b).

“Rollover Notice”: has the meaning set forth in Section 2.06(b).

“Rollover Period”: has the meaning set forth in Section 2.06(b).

“Salinas Group”: any of the following Persons, as well as any Affiliate, subsidiary, successor or assignee thereof: Ricardo Salinas Pliego and any Family Member of Ricardo Salinas Pliego, Grupo Elektra, S.A.B. de C.V.; TV Azteca, S.A.B. de C.V.; Biper, S.A. de C.V.; Unefon, S.A. de C.V.; Banco Azteca, S.A., Institución de Banca Múltiple; Seguros Azteca, S.A. de C.V.; Seguros Azteca Daños, S.A.; Afore Azteca, S.A. de C.V.; Operadora Unefon, S.A. de C.V.; Total Play Telecomunicaciones, S.A. de C.V.; GS Motors, S.A. de C.V.; GS Distribución, S.A. de C.V.; Círculo de Crédito, S.I.C.; Punto Casa de Bolsa, S.A. de C.V.; Comercializadora de Motocicletas de Calidad, S.A. de C.V.; Nueva Elektra del Milenio, S.A. de C.V.; Infra Mexicana, S.A. de C.V.; Operadora de Servicios Comerciales, S.A. de C.V.; Salinas y Rocha, de C.V.; Purpose Financial, Inc, and Advance America Cash Advance Centers, Inc. For the purpose of this definition, “subsidiary” means any company in which any of the above companies and Persons have, directly or indirectly, more than fifty percent (50%) of the voting stock, either directly or indirectly through corporations, associations, trusts or other entity or legal act or in which it has in any capacity the authority to appoint the majority of the members of the board of directors or equivalent body, or to determine the operating policies of the company in question or with which it has entered into an operating agreement.

“Sanctions”: all laws and regulations applicable to the Borrowers relating to economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the United States Government (including without limitation, sanctions enforced by the OFAC), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury of the United Kingdom, Mexico, Japan, the Hong Kong Monetary Authority, the Swiss Secretariat of Economic Affairs, the Monetary Authority of Singapore, and (b) so long as any bank formed under the laws of Canada, or a bank with a parent company formed under the laws of Canada is a Lender under this Agreement, those administered, enacted or enforced by Canada or the respective governmental institutions, agencies and subdivisions of Canada, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act.

“Sanctions Violation”: the time at which any of the Borrowers or their Subsidiaries are currently engaged in a dealing or transaction that would result in such Borrower or any of its Subsidiaries being in violation of any applicable Sanctions.

“Sanctions Violation Repayment Request”: has the meaning set forth in Section 2.07(e).

“Senior Financial Officer”: as to any Person, the chief financial officer, the treasurer or the comptroller of such Person, as applicable.

“Significant Subsidiary”: A Subsidiary of the Parent Borrower that (i) represents, for the most recent concluded fiscal year of the Parent Borrower, more than ten percent (10%) of the consolidated revenues of the Parent Borrower and its Subsidiaries; or (ii) at the end of such fiscal year, is the owner of more than ten percent (10%) of the consolidated assets of the Parent Borrower and its Subsidiaries, in accordance with the provisions of the Parent Borrower’s most recent available consolidated financial statements for such fiscal year.

“Slim Group”: any of the following Persons, as well as any Affiliate, subsidiary, successor or assign thereof: Carlos Slim Helú and any Family Member of Carlos Slim Helú, America Movil, S.A.B. de C.V.; Teléfonos de México, S.A.B. de C.V.; Telmex Internacional, S.A.B. de C.V.; Grupo Carso, S.A.B. de C.V.; Inmuebles Carso, S.A. de C.V.; Real Estate Carso, S.A.B. de C.V.; Carso Infraestructura y Construcción, S.A.B. de C.V.; Carso Global Telecom, S.A.B. de C.V.; Minera Frisco, S.A.B. de C.V.; Grupo Financiero Inbursa, S.A.B. de C.V.; Grupo Sanborns, S.A.B. de C.V.; Condumex, S.A. de C.V.; Radiomovil Dipsa, S.A. de C.V.; Sercotel, S.A. de C.V.; and Impulsora del Desarrollo y el Empleo en América Latina, S.A.B. de C.V. For the purpose of this definition, “subsidiary” means any company in which any of the above companies and Persons have, directly or indirectly, more than fifty percent (50%) of the voting stock, either directly or indirectly through corporations, associations, trusts or other entity or legal act or in which it has in any capacity the authority to appoint the majority of the members of the board of directors or equivalent body, or to determine the operating policies of the company in question or with which it has entered into an operating agreement.

“Specified Shareholders”: (i) Emilio Fernando Azcárraga Jean; (ii) any of the parents and siblings (including siblings by only one of the parents) of the person named in clause (i); (iii) the spouse or ex-spouse of any person specified in clauses (i) and (ii); (iv) direct descendants of any person specified in clauses (i) to (iii) and the spouse or ex-spouse of such descendants; (v) the estate or any guardian, custodian or other legal representative of the persons specified in clauses (i) to (iv); (vi) any trust organized exclusively for the benefit of the persons names in clauses (i) to (v); and (vii) any Person for which all shares, ownership interests, securities or instruments that represent its capital stock are the property directly or indirectly of one or more persons named in clauses (i) to (vi), and their Affiliates as of that date.

“Subsidiary”: as to any Person, any corporation, partnership, limited liability company, trust or other entity of which more than fifty percent (50%) of shares of stock or other ownership or beneficiary interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors or other managers of such corporation, partnership, limited liability company or other entity (other than stock or other such ownership interest having such power only by reason of the happening of a contingency) is at the time owned directly or indirectly through one or more intermediaries or both by such Person and/or one or more Subsidiaries of such Person.

“Subsidiary Co-Borrowers”: Cablemás and TVI.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender”: the Persons listed on Schedule 2.01 as “Term Lender” and any other Person that shall have become a Term Lender pursuant to an Assignment and Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption Agreement.

“Term Loan”: has the meaning set forth in Section 2.01(b).

“Term Loan Availability Period”: the period from and including the Effective Date to and including the date that is ten (10) Business Days after the Effective Date.

“Term Loan Commitment”: with respect to each Term Lender, the obligation of such Term Lender to make Term Loans in the aggregate principal amount set forth under the heading “Term Loan Commitment” opposite to such Lender’s name on Schedule 2.01, or in the Assignment and Assumption Agreement pursuant to which such Term Lender shall have assumed its Term Loan Commitment.

“Term Loan Exposure”: with respect to any Term Lender at any time, the sum of the outstanding principal amount of each Term Loan made by such Term Lender at such time, expressed in Pesos.

“Term Loan Outstandings”: at any time, the sum of, in each case to the extent outstanding at such time, the aggregate principal amount of the Term Loans.

“Term Note”: each non-negotiable promissory note (pagaré no negociable) to be issued by the Borrower receiving a Term Loan, as maker (suscriptor), and guaranteed by each other Borrower as guarantor (por aval) pursuant to Section 2.06(f) of this Agreement payable to any Term Lender, and in the form of Exhibit D hereto, evidencing the amount of the relevant Term Loan made by such Term Lender.

“Test Period”: each period of four (4) consecutive fiscal quarters of the relevant Borrower for which financial statements have been delivered (in each case taken as one accounting period).

“Threshold Amount”: US$100,000,000 or its equivalent in any other currency (or the Peso Equivalent of such amount) as of the date of determination.

“TIIE Rate”: For each Interest Period, (a)(i) the Tasa de Interés Interbancaria de Equilibrio for a period of 28 (twenty-eight) days, or such other period so published as is most nearly equal to the relevant Interest Period, as determined by the Administrative Agent, in each case as published by the Banco de México in the Official Gazette of the Federation (Diario Oficial de la Federación) on the first day of the relevant Interest Period, or if such day is not a Business Day, on the immediately preceding Business Day on which there was such a quote, or (ii) if the TIIE Rate as described in clause (a)(i) ceases to be published or ceases to be available, the TIIE Rate shall be the compounded forward-looking Tasa de Interés Interbancaria de Equilibrio (Tasa de Interés Interbancaria de Equilibrio en moneda nacional compuesta por adelantado) for a period of 28 (twenty-eight) days, or such other period so published as is most nearly equal to the relevant Interest Period, as determined by the Administrative Agent, in each case as published by the Banco de México in the Official Gazette of the Federation (Diario Oficial de la Federación) on the first day of the relevant Interest Period, or if such day is not a Business Day, on the immediately preceding Business Day on which there was such a quote. (b) If the TIIE Rate is not published pursuant to clause (a), it shall be substituted by the rate that Banco de México determines to be a substitute for the TIIE Rate. (c) If the TIIE Rate is not published pursuant to clause (a) or clause (b), it shall be substituted by (i) the net yield rate of 28-day Mexican Federal Treasury Certificates (Certificados de la Tesorería de la Federación, or CETES) plus the difference between the last-published TIIE Rate and the CETES rate on the same date, (ii) if the rate referred to in clause (c)(i) is not available, the Term Deposit Rate (Costo de Captación a Plazo, or CCP) for liabilities denominated in Pesos published by Banco de México plus the difference between the last-published TIIE Rate and the CCP rate on the same date, or (iii) if the rates referred to in clauses (c)(i) and (c)(ii) are not available, such other rate that Banco de México determines to be a substitute for such rates. The TIIE Rate will be calculated on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed. If the TIIE Rate as determined pursuant to the foregoing shall be less than zero, such rate shall be deemed zero for all purposes of the Agreement.

“Total Credit Exposures”: as to any Lender at any time, the sum of (a) the Peso Equivalent of the unused outstanding Revolving Credit Commitment of such Lender plus (b) the Peso Equivalent of the Revolving Credit Exposure of such Lender plus (c) the unused outstanding

Term Loan Commitment of such Lender plus (d) the Term Loan Exposure of such Lender, in each case (a), (b), (c) and (d), at such time.

“Transactions”: the transactions contemplated under this Agreement.

“Transfer Effective Date”: with respect to an Assignment and Assumption Agreement, the effective date of such Assignment and Assumption Agreement.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S.”: The United States of America.

“U.S. Tax Code”: the United States Internal Revenue Code of 1986, as amended.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02Accounting Terms. All accounting terms that are not expressly defined in this Agreement will be interpreted, and all financial information to be provided under this Agreement, will be prepared, and as applicable, consolidated according to IFRS.

1.03Interpretation of Defined Terms(a). (a) The terms defined in this Section 1 will apply in the singular as well as the plural of the aforesaid terms. When the context requires, any pronoun will include the masculine, feminine or neutral form. Except when expressly established to the contrary, all references to numbers or letters of the Sections, sections, clauses, subparts or sub-subparts refer to Sections, sections, clauses, subparts or sub-subparts of this Agreement, and all references to Annexes refer to Annexes attached and incorporated by referenced into this Agreement. The words (i) “here,” “hereof,” “according to this agreement,” “hereinbelow,” and words of similar meaning refer to this Agreement as a whole and not to any Section, section, clause, subpart or sub-subpart in particular of the Agreement; (ii) “include,” “includes,” and

“including” are followed by the phrase “without limitation,” unless expressly stated to the contrary; and (iii) “asset,” “good,” and/or “property” have the same meaning and effect and refer to each and every one of the assets, goods, and properties, both tangible and intangible, including, cash, Capital Stock, securities, revenues, accounts and leasing and contractual rights.

(b)Any reference to (i) any contract, agreement or instrument will be deemed to include the reference to the aforesaid contract, agreement, or instrument as the same is modified either in full or in part or in any other manner amended from time to time, and (ii) any law or regulation includes amendments to the same from time to time or any law or regulation that may replace them.

1.04Calculation of Time Periods. Under this Agreement, for calculation of a time period from a specific date to specific subsequent date, the word “from” means “from and including” and the words “to” and “until” mean “until but excluding.”

1.05Foreign Currency Calculations. For purposes of determining hereunder the Peso Equivalent of any amount denominated in Dollars, unless otherwise specified herein, the Administrative Agent shall determine the Exchange Rate in accordance with the applicable definitions as of the applicable Exchange Rate Date (or to the extent customary market practice with respect to foreign exchange calculation relating to such currency would require use of a different calculation date, such other date); provided that, notwithstanding anything to the contrary herein, for purposes of determining compliance under Section 5.01(i) and 5.01(j) with respect to any amount denominated in any currency other than Dollars, compliance will be determined by converting any amount denominated in any currency other than Dollars into Dollars using the average of the foreign Exchange Rates quoted on each day on the so-called Bloomberg screen or similar reporting service reasonably determined by the Administrative Agent, during the most recently ended Test Period.

1.06All Amounts Payable in Pesos. Notwithstanding anything to the contrary contained herein, all amounts payable by the Borrowers to the Administrative Agent or Lenders hereunder, whether prior to or after an Event of Default, shall be payable in Pesos as converted on the date of the borrowing (except for fees, expenses and indemnities that are incurred in another currency and are due pursuant to Section 8.04(a) or (b)).

Section 2. Amount and Terms of Credit

2.01The Commitments.

(a)Revolving Credit Commitments. Subject to and upon the terms and conditions set forth herein, each Revolving Credit Lender severally agrees, at any time and from time to time during the Revolving Loan Commitment Period, to make a revolving loan or revolving loans in Pesos to the Borrowers (each, a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”) in an aggregate principal amount that will not result in any of the following:

(i)such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment; and

(ii)the Aggregate Revolving Credit Exposure exceeding the Aggregate Revolving Credit Commitments;

Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow the Revolving Credit Loans borrowed under this Section 2.01(a).

(b)Term Loan Commitment. Subject to and upon the terms and conditions set forth herein, each Term Lender severally agrees, at any time during the Term Loan Availability Period, to make a single term loan in Pesos to the Borrowers (each, a “Term Loan” and, collectively, the “Term Loans”) in an aggregate principal amount not to exceed such Term Lender’s Term Loan Commitment. Amounts borrowed under this Section 2.01(b) and subsequently repaid or prepaid may not be re-borrowed.

2.02Loans and Borrowings. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. Each Borrowing of Revolving Credit Loans shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, provided that a Borrowing of Revolving Credit Loan may be in an aggregate amount that is equal to the entire unused balance of the Revolving Credit Commitments. More than one Borrowing may occur on the same date and be outstanding at the same time. To request a Borrowing, the applicable Borrower requesting the Borrowing shall notify the Administrative Agent of such request (which request shall be in writing unless otherwise agreed to by the Administrative Agent) no later than 11:00 a.m., Mexico City time, at least two (2) Business Days before the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and by means of a written Borrowing Request delivered to the Administrative Agent in the form of Exhibit B or any other form approved by the Administrative Agent, and signed by the Borrower requesting the proposed Borrowing. Each such Borrowing Request shall specify the following information:

(i)if the Borrowing shall be of a Revolving Credit Loan or a Term Loan;

(ii)the aggregate amount of the requested Borrowing (expressed in Dollars but funded in Pesos in the case of a Revolving Credit Loan and in Pesos in the case of a Term Loan) and the Borrower requesting the requested Borrowing;

(iii)the date of such Borrowing, which shall be a Business Day;

(iv)the location and number of the Borrower’s account to which funds are to be disbursed; and

(v)if a Revolving Credit Loan, the Exchange Rate as of the applicable Exchange Rate Date.

Promptly following receipt of a Borrowing Request in accordance with this Section 2.02, the Administrative Agent shall notify each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

2.03Funding of Borrowings.

(a)Subject to and upon the terms and conditions set forth herein, each Revolving Credit Lender shall make each Revolving Credit Loan, and each Term Lender shall make the Term Loan, as applicable, to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds denominated in Pesos by 13:00 p.m., Mexico City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained with the Administrative Agent in such location determined by the Administrative Agent.

(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.03 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to any Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined in a customary manner in good faith by the Administrative Agent representing the cost to the Administrative Agent of funding such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by any Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.04Interest. (a)  The Borrowers hereby agree to pay interest in respect of the unpaid principal amount of each Loan made to any of the Borrowers from the date of the Borrowing thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the TIIE Rate as in effect from time to time plus the relevant Applicable Margin for such Interest Period. All interest hereunder shall be computed on the basis of actual days elapsed and a year of 360 days.

(b)Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate equal to two (2) percentage points per annum in excess of the TIIE Rate plus the relevant Applicable Margin.

(c)Accrued and unpaid interest shall be payable (i) in respect of each Loan, on the last day of each Interest Period applicable thereto and (ii) in respect of overdue interest on any Loan, on demand.

(d)On each Interest Determination Date, the Administrative Agent shall determine the TIIE Rate for the applicable Interest Period and shall promptly notify the Borrower Representative and the applicable Lenders thereof. Each such determination pursuant to this Section 2.04(d) shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(e)The interest period (each, an “Interest Period”) applicable to any Loan shall be, (i) in the case of the initial Interest Period applicable thereto, the period beginning on (and including) the date of the Borrowing of such Loan and ending on (but excluding, for purposes of calculating interest) the numerically corresponding day that is one month thereafter, and (ii) in the case of each subsequent Interest Period for such Borrowing, the period beginning on (and including) the last day of the immediately preceding Interest Period applicable to such Borrowing and ending on (but excluding, for purposes of calculating interest) the numerically corresponding day that is one month thereafter; provided that:

(i)if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(ii)any such period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

2.05Termination and Reduction of Commitments.

(a)Unless previously terminated (i) the Revolving Credit Commitments shall terminate on the last day of the Revolving Loan Commitment Period and (ii) the Term Loan Commitment shall terminate on the earlier of (a) the last day of the Term Loan Availability Period and (b) after the date of the Borrowing of the Term Loan.

(b)The Borrowers may at any time terminate, or from time to time reduce, the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.07, any circumstance set forth in clauses (i) through (ii) of Section 2.01(a) would occur. Any reduction of the Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Applicable Percentage (on a pro-rata basis).

(c)The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under clause (b) of this Section 2.05 at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Credit Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section 2.05 shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, an Asset Sale, a Change of Control, or another corporate transaction, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Credit Commitments shall be permanent. Each reduction of the Revolving Credit Commitments under this Section 2.05 shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.

2.06Repayment of Loans; Rollovers; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then-unpaid principal amount of each Loan on the Maturity Date.

(b)In the case of Revolving Credit Loans, each Borrower shall repay each Revolving Credit Loan on the date that is the earlier of (i) one hundred eighty (180) calendar days after the making of such Revolving Credit Loan or after the Rollover Period of such Revolving Credit Loan, as applicable (the “Revolving Credit Loan Maturity Period”) and (ii) the Maturity Date; provided that each Revolving Credit Loan Maturity Period must end on the same day as the end of the relevant Interest Period.

Upon notice provided to the Administrative Agent no later than 4:00 p.m., New York City time at least three (3) Business Days before the day of expiration of any Revolving Credit Loan Maturity Period (“Rollover Notice”), each Borrower shall have the option to extend any Revolving Credit Loan Maturity Period of a Revolving Credit Loan or any portion of a Revolving Credit Loan (including any Revolving Credit Loan that has previously been subject to a Rollover) to the date that is up to one hundred eighty (180) calendar days following the Revolving Credit Loan Maturity Period of such Revolving Credit Loan (each such one hundred eighty (180) calendar days period, a “Rollover Period”, and the first day of such Rollover Period, the “Rollover Date”) or repay any un-extended portion of such Revolving Credit Loan; provided that (i) notwithstanding anything to the contrary herein, the Revolving Credit Loan Maturity Period shall be deemed automatically extended if the relevant Borrower has not provided a Rollover Notice or notice to the Administrative Agent declining the Rollover by 4:00 p.m., New York City time, at least two (2) Business Days prior to the day of such Revolving Credit Loan Maturity Period, (ii) no Rollover Period shall continue beyond the Maturity Date, (iii) by expressly or tacitly requesting a Rollover, each of the Borrowers, jointly and severally, represents and warrants that all representations and warranties set out in Section 4 shall be true and correct in all material respects or if (x) qualified by materiality or Material Adverse Effect or (y) relate to Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions, in all respects as of the date of the Rollover Date, (iv) no Default or Event of Default shall have occurred and be continuing as of the Rollover Date, and (v) each Borrower shall make any interest payment then due and payable on the date that is no later than the last Business Day of the relevant Rollover Period. For the avoidance of doubt, an extension of the Revolving Credit Loan Maturity Period on a Rollover Date shall not be deemed a “Borrowing” and shall not require any Borrower to deliver any additional Revolving Credit Note. Promptly upon receipt of any express or tacit Rollover Notice, the Administrative Agent shall provide notice thereof to the Lenders.

(c)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e)The entries made in the accounts maintained pursuant to clause (c) or (d) of this Section 2.06 shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement; provided further that in the event of any conflict between any Lender’s internal records and the Register maintained pursuant to Section 8.05(d), the Register shall govern in the absence of manifest error.

(f)On the date of each Borrowing, the Borrower receiving a Loan, as maker (suscriptor), and each other Borrower as guarantor (por aval), will execute and deliver to the Administrative Agent for the account of each applicable Lender a Promissory Note, payable to each applicable Lender and in a principal amount equal to the relevant Borrowing. Each such Promissory Note shall qualify as a pagaré under Mexican law, and shall include the clause “no negociable.” After the effectiveness of an assignment made under this Agreement, within five (5) Business Days of the effectiveness of such assignment, the applicable Borrower shall execute and deliver to the applicable assignee, in exchange for the Promissory Notes evidencing the Loans so assigned theretofore delivered to the assigning Lender pursuant to this Section 2.06, new Promissory Notes payable to such assignee, dated the applicable dates of the relevant Borrowings, provided that each Promissory Note shall be in a principal amount equal to the principal amount of each Loan so assigned and otherwise duly completed. In the case of an assignment whereby the assigning Lender retains a portion of its Loans, the applicable Borrower shall also promptly (but in any event within five (5) Business Days of the effectiveness of such assignment) execute and deliver to such assigning Lender, in exchange for the Promissory Notes evidencing the Loans remaining after the effectiveness of such assignment theretofore delivered to the assigning Lender pursuant to this Section 2.06(f) to the extent such Promissory Notes were not previously returned to such Borrower, new Promissory Notes payable to such assigning Lender, dated the applicable dates of the relevant Borrowings, provided that each Promissory Note shall be in a principal amount equal to the principal amount of each of such assigning Lender’s Loans remaining after the effectiveness of such assignment. Any and all costs and expenses that arise from this exchange of Promissory Notes shall be borne by the assignee or the assigning Lender. In the event of a conflict between the terms of this Agreement and any Promissory Note, the terms of this Agreement shall prevail. To the extent necessary to properly reflect the terms of this Agreement, promptly at the Administrative Agent’s request (but in any event within five (5) Business Days of such request), the applicable Borrower shall execute and deliver to a Lender or Lenders a new Promissory Note in exchange for and upon return to the applicable Borrower of the Promissory Note or Promissory Notes held by such Lender. In the case of a prepayment in full of any outstanding Loan to a Lender, promptly at the applicable Borrower’s request, and upon confirmation of the corresponding prepayment by the Administrative Agent (but in any event within five (5) Business Days of such confirmation), such Lender shall return the Promissory Note evidencing such Loan to such Borrower. In the case of a prepayment in part of any outstanding Loan to a Lender and upon receipt by such Lender of a new Promissory Note dated the applicable date of the relevant Borrowing evidencing the remaining outstanding portion of such Loan, promptly at applicable Borrower’s request, and upon confirmation of the corresponding prepayment by the Administrative Agent (but in any event within five (5) Business Days of such confirmation), such Lender shall return the Promissory Note evidencing such Loan to such Borrower. The mutilation, loss, theft or destruction of a Promissory Note shall not imply or be deemed to constitute a cancellation of debt or of any other obligation under or in respect of this Agreement or any Loan, even if any such event has occurred due to acts attributable to any of the Lenders or the Administrative Agent. If a Promissory Note is mutilated, the Borrowers, at the cost of the relevant Lender, shall issue and deliver a new Promissory Note of the same principal amount and maturity as the mutilated Promissory Note, provided that such mutilated Note shall be returned to the relevant Borrower in exchange for the new Promissory Note. If a Promissory Note is lost, stolen or destroyed, the Borrowers shall, at the cost of the applicable Lender, promptly upon the written request of the Administrative Agent, issue and deliver to the applicable Lender a new Promissory Note of the same principal amount and maturity as the lost, stolen or destroyed Promissory Note in exchange for a lost note affidavit, without requiring any further action from such Lender that may be applicable according to the applicable law.

2.07Prepayment of Loans. (a)  Each of the Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with clause (b) of this Section 2.07.

(b)The Borrower Representative shall notify the Administrative Agent (which notice shall be in writing unless otherwise agreed to by the Administrative Agent) in the case of any prepayment of a Loan hereunder not later than 2:00 p.m. Mexico City time, at least three (3) Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, whether the Borrowing to be prepaid is a Revolving Credit Loan or a Term Loan, and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, an Asset Sale, a Change of Control, or another corporate transaction, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.05, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05. Promptly following receipt of any such notice relating to a Loan, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.05. The proceeds of any prepaid amount shall be applied first, towards payment of interest and fees then due from the Borrowers with respect to the Borrowing to be prepaid, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and second, towards principal. Each partial prepayment of the Revolving Credit Loans shall be in an amount that is an integral multiple of the applicable Borrowing Multiple or, if the Aggregate Revolving Credit Exposure is less than the Borrowing Multiple as of the time of such prepayment, the Aggregate Revolving Credit Exposure. Each partial prepayment of the Term Loan shall be in an amount that is an integral multiple of MXN$10,000,000 and not less than MXN$50,000,000, or if less, the outstanding amount of the Term Loan. The Borrower making a partial prepayment shall determine, in its sole discretion, the tranche of the Loan to which the prepayment shall be applied, but in any case, such prepayment shall be applied on a pro rata basis among the Lenders of the relevant tranche.

(c)In the event and on such occasion that the Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Credit Commitments, the Borrowers shall prepay immediately any Aggregate Revolving Credit Exposure owing by any Borrower in an aggregate amount equal to the amount by which such Aggregate Revolving Credit Exposure exceeds the Aggregate Revolving Credit Commitments.

(d)The Borrower Representative shall notify the Administrative Agent and the Lenders of the occurrence of a Change of Control, promptly upon a Responsible Officer obtaining knowledge thereof. Within ninety (90) days of (x) such notification of a Change of Control or (y) the Administrative Agent notifying the Borrower Representative and each Lender of a Change of Control, each Lender may notify the Borrower Representative that it requires its Loans to be repaid and its Commitment terminated (such notice a “Change of Control Repayment Request”). The Borrowers shall then have thirty (30) days to either (x) obtain a replacement Lender for such Lender pursuant to Section 2.13(b) or (y) repay such Lender’s Loans, whereupon the Commitment will be reduced by the amount of such Lender’s Commitment. If, within the date that is ninety (90) days after the earlier of (x) the Administrative Agent and the Lenders having been notified by the Borrower Representative of the occurrence of a Change of Control, and (y) such Change of Control having been publicly disclosed, the Lenders have not taken action pursuant to this Section 2.07(d), the parties agree that such Change of Control will be authorized by the Administrative Agent and the Lenders.

(e)The Borrower Representative shall notify the Administrative Agent and the Lenders of the occurrence of a Sanctions Violation, promptly upon a Responsible Officer obtaining knowledge thereof. Within ninety (90) days of (x) such notification of a Sanctions Violation or (y) the Administrative Agent notifying the Borrower Representative and each Lender of a Sanctions Violation, if the transaction or dealing causing such Sanctions Violation is continuing, each Lender may notify the Borrower Representative that it requires its Loans to be repaid and its Commitment terminated (such notice a “Sanctions Violation Repayment Request”). The Borrowers shall then have ninety (90) days to either (x) terminate the transaction causing such Sanctions Violation, (y) obtain a replacement Lender for such Lender pursuant to Section 2.13(b) or (z) repay such Lender’s Loans, whereupon the Commitment will be reduced by the amount of such Lender’s Commitment. After ninety (90) days have passed following a Sanctions Violation for which no notice of repayment has been delivered by the Lenders, if the Lenders have not taken action pursuant to this Section 2.07(e), the parties agree that the Sanctions Violation will no longer give the right to the Lenders to provide such notice and such Sanctions Violation shall be deemed waived.

The ninety (90) day periods in the second, third and fourth sentences of the preceding paragraph each shall not apply to a demand for repayment and/or termination of the Commitment of any Lender if (i) any Loan is used to finance or facilitate a dealing or transaction that results in a Sanctions Violation and (ii) OFAC or any Governmental Authority duly requires such Lender (or all Lenders) to terminate its Commitments hereunder and/or require repayment of its Loans hereunder.

2.08Fees. (a)  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its respective Revolving Credit Commitment, a fee in Pesos (the “Revolving Loan Commitment Fee”) equal to 35% of the Applicable Margin per annum on the date of determination times the actual daily amount by which the Aggregate Revolving Credit Commitments exceeds the Aggregate Revolving Credit Exposure. The Revolving Loan Commitment Fee shall accrue at all times until the Maturity Date, and shall be due and payable quarterly in arrears, starting on the date that is three (3) months after the Effective Date, and on the Maturity Date.

(b)The Borrowers agree to pay to the Administrative Agent fees payable in the amounts and at the times separately agreed upon by them.

(c)All additional interest and fees payable hereunder shall be paid on the dates due, in immediately available funds in Pesos, to the Administrative Agent for distribution, when applicable, to the Lenders.

2.09Increased Costs. (a)  If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender.

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make, continue, convert or maintain any such Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, upon request of such Lender (a “Change in Law Repayment Request”) or other Recipient, the Borrowers will pay to such Lender or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Commitments of such Lenders or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)A certificate of a Lender (with a copy to the Administrative Agent) setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clause (a) or (b) of this Section 2.09, subject to any reduction required by clause (d) of this Section 2.09, and delivered to the Borrower Representative, shall be conclusive absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)Failure or delay on the part of any Lender or Recipient to demand compensation pursuant to this Section 2.09 shall not constitute a waiver of such Lender’s or such Recipient’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or Recipient pursuant to this Section 2.09 for any increased costs or reductions suffered more than six (6) months prior to the date that such Lender or Recipient notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that the Borrowers shall not be required to compensate any Lender or other Recipient pursuant to this Section 2.09 for any increased costs or reductions unless the applicable Lender or Recipient requires such compensation from borrowers at the same rate without any waivers by the applicable Lender or Recipient that (i) are similarly situated to the Borrowers under syndicated credit facilities that have an increased cost or reduction for the respective Lender or Recipient and (ii) have credit ratings substantially similar to the Borrowers at the time of imposition. The Borrowers will not be required to compensate any such Lender or Recipient pursuant to this Section 2.09 for increased costs or reductions if such Lender or Recipient waives or does not require compensation from any borrower with a credit rating substantially similar to the Borrowers. If such Lender or Recipient waives or does not require such compensation for increased costs or reductions for any borrower with a credit rating substantially similar to the Borrowers, such Lender shall waive such compensation with respect to the Borrowers.

2.10Break Funding Payments. In the event of (a) the payment of any principal of any Loan other than on the last day of an Interest Period, (b) the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.07(b) and is revoked in accordance therewith), or (c) the assignment of any Loan other than on the last day of the Interest Period applicable thereto as a result of a request by any of the Borrowers pursuant to Section 2.13, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Loan, such loss, cost or expense to any Lender shall be deemed to include only an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits of the applicable currency of a comparable amount and period from other banks in the principal market for such deposits. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

2.11Taxes.

(a)Payments Free of Taxes. Any and all payments by or on account of any Obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable Borrower) requires the deduction or withholding of any Tax from any such payment by any of the Borrowers, then the applicable Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.11) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding in respect of Indemnified Taxes been made.

(b)Payment of Other Taxes by the Borrowers. Each Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Indemnification by Borrowers. The Borrowers shall indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Representative by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.05(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this clause (d).

(e)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 2.11, but in any case no later than thirty (30) days after making such payment, the Borrower Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. Each Lender incorporated under the laws of Mexico shall issue either an invoice or an account statement for any interest payments made by the Borrowers, which shall comply with all requirements under Mexican law (which includes the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), the Mexican Fiscal Code (Código Fiscal de la Federación) and the corresponding Tax Miscellaneous Resolution (Resolución Miscelánea Fiscal)).

(f)Status of Lenders.

(i)Any Lender (that is not an Export Credit Agency or a Mexican Financial Institution) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding, including the information set forth in rule 3.18.18. and 3.18.19. of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024), or any successor provisions (or additional provision and regulation which states specific documentation or information for the Lender including the tax residence certificate thereunder). In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements or to enable any of the Borrowers to comply with its own information reporting requirements, in accordance with applicable law. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation and certifications required by rule 3.18.18. and 3.18.19. of the Tax Miscellaneous Resolution for 2024 (Resolución Miscelánea Fiscal para 2024), or any successor provisions) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would prejudice the legal or commercial position of such Lender. Notwithstanding the foregoing, it is understood and agreed that nothing in this section 2.11(f) shall interfere with the rights of any Lender to conduct its fiscal or tax affairs in such manner as it deems fit. Each Lender shall use reasonable efforts to minimize to the extent possible any applicable Taxes with respect to any payments under the Loan Documents; and

(ii)Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the U.S. Tax Code, as applicable), such Lender shall deliver to the Borrower Representative at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the U.S. Tax Code) and such additional documentation reasonably requested by the Borrower Representative as may be necessary for any of the Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

The Borrowers recognize and accept that the Lenders incorporated under the laws of Mexico or any of their Affiliates shall not have any responsibility regarding tax related advice that has been provided by third parties or regarding the decisions adopted by the Borrowers for any other reason.

(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.11 (including by the payment of additional amounts pursuant to this Section 2.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

2.12Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees, or amounts payable under Sections 2.09, 2.10 or 2.11, or otherwise) prior to 1:00 p.m., Mexico City time, on the date when due, in immediately available funds, without condition or deduction for any set-off defense, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent (i) at the Administrative Agent’s Account or (ii) upon at least fifteen Business Days prior written notice to the Administrative Agent, at the Administrative Agent’s Office, except that payments pursuant to Sections 2.09, 2.10, 2.11 or 8.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be payable in Pesos, except other amounts incurred under Section 8.04 shall be paid in the currency in which they were incurred, i.e. Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b)If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, interest and fees then due from the Borrowers hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrowers hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Subsidiary or Affiliate thereof (as to which the provisions of this clause (c) shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation up to the amount of such participation.

(d)Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the TIIE Rate (or the Administrative Agent’s applicable cost of funds) and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.03(b) or 2.12(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.13Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.09, or if any Borrower is required to pay any additional amount or indemnity payment in respect of Taxes (other than Mexican withholding Taxes imposed at a rate not in excess of the withholding Taxes that would have been imposed had the recipient of such payment have been a Qualified Lender at the time of payment) to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.09 or 2.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)(i) If any Lender requests compensation under Section 2.09, or requests or requires repayment under Section 2.15, or if any Borrower is required to pay any additional amount or indemnity payment in respect of Taxes (other than Mexican withholding Taxes imposed at a rate not in excess of the withholding Taxes that would have been imposed had the recipient of such payment have been a Qualified Lender at the time of payment) to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.11, or if any Lender defaults in its obligation to fund Loans hereunder or is otherwise a Defaulting Lender, or if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 8.01 or any other provision of any Loan Document requires the consent of all or all affected Lenders and with respect to which the Required Lenders shall have granted their consent (a “Non-Consenting Lender”), or if any Lender issues a Change in Law Repayment Request, a Change of Control Repayment Request or a Sanctions Violation Repayment Request or if a Lender elects to terminate its Commitment upon a Change of Control pursuant to Section 2.07(d) or upon a Sanctions Violation pursuant to Section 2.07(e), then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.05), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 2.11) and obligations under this Agreement and the related Loan Documents to an Eligible Transferee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 2.11, such assignment will result in a reduction in such compensation or payments thereafter; (D) such assignment does not conflict with applicable law; and (E) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

(ii)In the circumstance where a Lender requests compensation under Section 2.09, or if there is a Defaulting Lender, the Borrowers may, instead of the option in clause (b)(i) above, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, notwithstanding the pro rata sharing obligations of Section 2.12, pay the outstanding amount of such Lender’s Loans, after which such Lender’s Commitment and all of such Lender’s interests, rights (other than its existing rights to payments pursuant to Sections 2.09 and 2.11) and obligations under this Agreement and the related Loan Documents shall be extinguished, provided that such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Borrowers. The option described in this clause (ii) shall not be available if, prior to its exercise, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to exercise such option cease to apply.

(c)Notwithstanding anything in this Section 2.13 to the contrary, the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 7.09.

2.14Defaulting Lenders. (a) Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 8.01;

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.06(b) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to any of the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)No Defaulting Lender shall be entitled to receive any Revolving Loan Commitment Fee for any period during which that Lender is a Defaulting Lender (and the

Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender);

(iv)In the event that the Administrative Agent determines that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any of the Borrowers or any other party hereunder arising from such Lender’s having been a Defaulting Lender, and the Borrowers and such other party shall retain and reserve any such claim.

(b)Nothing in this Section 2.14 or elsewhere in this Agreement shall be construed to excuse any Defaulting Lender from its obligations (including funding obligations) hereunder.

2.15Illegality. If any Lender reasonably determines, by reference to a written Change in Law, that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its lending office to make, maintain or fund Loans, then such Lender shall promptly notify the Borrower Representative thereof (with a copy to the Administrative Agent) following which (a) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Loans hereunder and (b) if such Change in Law or such restrictions shall so mandate, (unless such Lender is replaced pursuant to Section 2.13(b)) such Lender’s Loans shall be prepaid by the Borrowers, together with accrued and unpaid interest thereon and all other amounts payable by the Borrowers under this Agreement, on or before such date as shall be mandated by such Change in Law or such restrictions, to the Administrative Agent for the account of such Lender, on the last day of the then-current Interest Period for such Loans (or on such earlier date as shall be notified to by the Lender as being the last permissible date for such prepayment under the relevant applicable law); provided that if any Lender makes such a determination, the Borrower Representative may require such Lender, in accordance with applicable law and Section 8.05(c), to sell to one or more Mexican and international banks and other commercial banks (other than a Restricted Person, a natural person, the Borrower Representative or a Defaulting Lender, or any of their respective Affiliates or Subsidiaries of a Restricted Person or a Defaulting Lender) all or any part of its rights and/or obligations under this Agreement and the Promissory Notes pursuant to an Assignment and Assumption Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent; provided further that the Borrowers shall have no obligation to any Lender (and the Lender shall continue to honor its Commitment) under this Section 2.15 unless, following a written Change in Law, such Lender certifies to the Borrowers that it has made such determination without granting any waivers with respect to borrowers of the applicable Lender that (a) are similarly situated to the Borrowers under syndicated credit facilities comparable to those provided hereunder and (b) have credit ratings substantially similar to the Borrowers at the time of imposition. The Borrowers shall have no obligation to any Lender under this Section 2.15 if, following a written Change in Law, such Lender waives or does not make such determination for any borrower with a credit rating substantially similar to the Borrowers. If such Lender waives or does not make such determination for any borrower with a credit rating substantially similar to the Borrowers, such Lender shall waive the determination with respect to the Borrowers.

2.16Borrower Representative. Each Borrower hereby appoints the Parent Borrower to act as its agent (comisionista) pursuant to articles 273 and 274 of the Mexican Commerce Code (Código de Comercio) for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans and the giving and receiving of notices under or in respect of the Loan Documents) (in such capacity, the “Borrower Representative”). Each Borrower acknowledges and agrees that (i) the Borrower Representative may execute such documents as the Borrower Representative deems appropriate in its sole discretion, and with respect to any such document executed by only the Borrower Representative, each Borrower shall be bound by and obligated by all of the terms of any such document, (ii) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each Borrower and (iii) the Administrative Agent and the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrowers or the Borrower Representative. Each Borrower agrees that any action taken by the Borrower Representative without the consent of, or notice to, such Borrower shall not release or discharge such Borrower from its obligations hereunder.

2.17Joint and Several Liability.

(a)Each of the Borrowers hereby directs the Administrative Agent to disburse the proceeds of each Loan as directed by a Borrower in a Borrowing Request, and such distribution will, in all circumstances, be deemed to be made to the Borrower to which such proceeds are directed.

(b)Each Borrower shall be jointly and severally liable for all Obligations and for all other obligations and liabilities of the Borrowers hereunder. For the avoidance of doubt, each of the Borrowers agrees and understands that it shall be jointly and severally liable for the Obligations and for all other obligations and liabilities of the Borrowers hereunder as described in the preceding sentence, without regard to the identity of the Borrower in whose name any Loan is made or other Obligation is incurred.

(c)It is the intention of the parties that with respect to each Borrower, its obligations under Section 2.17(b) shall be absolute, unconditional and irrevocable irrespective of, and each Borrower hereby expressly waives, to the extent permitted by law, any defense to its Obligations under this Agreement and all the other Loan Documents to which it is a party by reason of:

(i)any lack of legality, validity or enforceability of this Agreement, of any of the Promissory Notes, of any other Loan Document or of any other agreement or instrument creating, providing security for, or otherwise relating to any of the Obligations (the Loan Documents and all such other agreements and instruments being collectively referred to as the “Related Agreements”);

(ii)any action taken under any of the Related Agreements, any exercise of any right or power therein conferred, any failure or omission to enforce any right conferred thereby, or any waiver of any covenant or condition therein provided;

(iii)any change in the corporate existence, structure or ownership of any Borrower, any other guarantor or any other Person or any of the Subsidiaries, or any insolvency, concurso mercantil, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any other guarantor or any other Person or any of their assets or any resulting release or discharge of any obligation of any Borrower or any other Person under any Loan Document;

(iv)any acceleration of the maturity of any of the Obligations or of any other obligations or liabilities of any Person under any of the Related Agreements;

(v)any release, exchange, non-perfection, lapse in perfection, disposal, deterioration in value, or impairment of any security for any of the Obligations or for any other obligations or liabilities of any Person under any of the Related Agreements;

(vi)any dissolution of any Borrower or any other party to a Related Agreement, or the combination or consolidation of any Borrower or any other party to a Related Agreement into or with another entity or any transfer or disposition of any assets of any Borrower or any other party to a Related Agreement;

(vii)any extension (including extensions of time for payment), renewal, settlement, compromise, waiver or release, amendment, restructuring or restatement of, any acceptance of late or partial payments under, or any change in the amount of any borrowings or any credit facilities available under, this Agreement, any of the Promissory Notes or any other Loan Document or any other Related Agreement, in whole or in part;

(viii)the existence, addition, modification, termination, reduction or impairment of value, or release of any other guaranty (or security therefor) of any of the Obligations;

(ix)any waiver of, forbearance or indulgence under, or other consent to any change in or departure from any term or provision contained in this Agreement, any other Loan Document or any other Related Agreement, including without limitation any term pertaining to the payment or performance of any of the Obligations or any of the obligations or liabilities of any party to any other Related Agreement; or

(x)any other circumstance whatsoever (with or without notice to or knowledge of any Borrower) which may or might in any manner or to any extent vary the risks of such Borrower, or might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that resort be had to any Borrower or to any collateral in respect of the Obligations.

(d)Each Borrower represents and warrants that the request for joint handling of the Loans and other Obligations made hereunder was made because (i) such Borrower expects to derive benefit, directly or indirectly, from such Loans because the successful operation of the

Borrowers is dependent on the continued successful performance of the functions of the Parent Borrower and its Subsidiaries and (ii) the Loans extended under this Agreement will enhance the overall financial strength and stability of the Parent Borrower and its Subsidiaries.

Section 3. Conditions Precedent

3.01Conditions Precedent to Effectiveness. The obligations of the Administrative Agent under this Agreement and the obligation of each Lender to make Loans hereunder shall be subject to the satisfaction of the following conditions on or before the date that is ten (10) Business Days following the date hereof:

(a)The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)The Administrative Agent shall have received, with respect to each Borrower, the documents and certificates specified on Schedule 3.01(b), all in form and substance reasonably satisfactory to the Administrative Agent;

(c)The Administrative Agent shall have received, each for the benefit of the Administrative Agent and all Lenders and in form and substance reasonably satisfactory to the Administrative Agent, the opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, New York counsel to the Borrowers, (ii) Mijares, Angoita, Cortes y Fuentes, S.C., Mexican counsel to the Borrowers, (iii) Cleary Gottlieb Steen & Hamilton LLP, New York counsel to the Lenders and (iv) Ritch, Mueller y Nicolau, S.C., Mexican counsel to the Lenders;

(d)The Administrative Agent shall have received a certificate dated the Effective Date and executed by an Authorized Officer of the Borrower Representative, confirming satisfaction of the conditions set forth in this Section 3.01 (with a copy either posted to the Lender site on Debtdomain (or similar service employed in relation to this Agreement) or delivered to each Lender on request of such Lender);

(e)The Administrative Agent shall have received acceptance from the designated process agent to act as process agent for the Borrowers or to amend and extend an existing appointment, and a Mexican law notarized irrevocable power of attorney for lawsuits and collections (pleitos y cobranzas) granted by the Borrowers in favor of such process agent;

(f)The Administrative Agent shall have received the audited consolidated financial statements of the Parent Borrower and its Subsidiaries and the audited unconsolidated financial statements of the Subsidiary Co-Borrowers for the fiscal year ending December 31, 2022, as well as the most recent publicly available unaudited condensed consolidated quarterly financial statements of the Parent Borrower and its Subsidiaries and unaudited unconsolidated quarterly financial statements of the Subsidiary Co-Borrowers, provided that public filing of these statements constitutes delivery;

(g)The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent reasonably requested by the Administrative Agent or the Lenders (through the Administrative Agent) at least ten (10) Business Days prior to the Effective Date;

(h)The Administrative Agent shall have received on or prior to the Effective Date (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) any and all fees (including all fees due and payable pursuant to the Fee Letters and fees for legal counsels pursuant to section 8.04), commissions and, to the extent invoiced, reimbursement or payment of all reasonable, documented and pre-approved (which approval shall not be unreasonably withheld, provided that the failure of the Borrower Representative to respond to a written request for approval (to the extent duly notified in accordance with Section 8.02) within five (5) Business Days thereafter shall be deemed to constitute approval) out-of-pocket costs and expenses required to be reimbursed or paid by the Borrowers hereunder (including Other Taxes) and that have been invoiced at least three (3) Business Days prior to the Effective Date (unless otherwise agreed to in writing by the applicable Lender or legal counsel), which invoices, (i) if delivered by a Mexican entity, shall comply with all requirements under Mexican law and (ii) if delivered by a non-Mexican entity, shall comply with all requirements under Mexican law as set forth in Schedule 3.01(h);

(i)No event having a Material Adverse Effect has occurred since December 31, 2022;

(j)All representations and warranties set out in Section 4 shall be true and correct in all material respects as of such date;

(k)No Default or Event of Default shall have occurred and be continuing; and

(l)the Borrowers shall have performed all actions and entered into all required documentation to terminate any and all commitments and obligations under the 2022 Revolving Facility upon repayment of all outstanding amounts thereon, and shall have delivered to the Administrative Agent a payoff letter reasonably satisfactory to it evidencing such termination.

3.02Conditions Precedent to Each Borrowing. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions (provided that clauses (d), (e) and (f) of this Section shall only apply to Loans made on a date other than on the Effective Date):

(a)The Effective Date shall have occurred;

(b)The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.02 (with a copy either posted to the Lender site on Debtdomain (or similar service employed in relation to this Agreement) or delivered to each Lender on request of such Lender);

(c)The Administrative Agent shall have received, for the account of each Lender making a Loan included in such Borrowing, a Promissory Note, dated the date of the relevant

Borrowing and evidencing the amount of the relevant Loan to be made by such Lender as part of such Borrowing;

(d)Each of the representations and warranties set out in Section 4 shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) on and as of the date of such Borrowing, before and after giving effect to the Borrowing, and to the application of the proceeds therefrom, with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date);

(e)At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing, or that would result from such Borrowing;

(f)The Administrative Agent shall have received on or prior to the date of such Borrowing (or provisions reasonably satisfactory to the Administrative Agent shall have been made for the concurrent payment of) any and all fees (including the Revolving Loan Commitment Fees and all fees due and payable pursuant to the Fee Letters), commissions and, to the extent invoiced, reimbursement or payment of all reasonable, documented and pre-approved (which approval shall not be unreasonably withheld, provided that the failure of the Borrower Representative to respond to a written request for approval (to the extent duly notified in accordance with Section 8.02) within five (5) Business Days thereafter shall be deemed to constitute approval) out-of-pocket costs and expenses required to be reimbursed or paid by the Borrowers hereunder (including Other Taxes) and that have been invoiced at least three (3) Business Days prior to the date of such Borrowing, which invoices, (i) if delivered by a Mexican entity, shall comply with all requirements under Mexican law and (ii) if delivered by a non-Mexican entity, shall comply with all requirements under Mexican law as set forth in Schedule 3.01(h); and

(g)With respect to the initial Borrowing of the Loans only, the Borrowers shall have performed all actions and entered into all required documentation to terminate any and all commitments and obligations under the 2019 Term Facility, upon repayment of all outstanding amounts thereon with the proceeds of the Loans, and shall have delivered to the Administrative Agent a payoff letter reasonably satisfactory to it evidencing such termination.

Each Borrowing shall be deemed to constitute a representation and warranty by the Parent Borrower on the date thereof as to the matters specified in clauses (d) and (e) of this Section 3.02.

Section 4. Representations and Warranties

4.01Representations and Warranties. Each of the Borrowers hereby, jointly and severally, represents and warrants, as of the date hereof, the Effective Date and the date of each Borrowing, that:

(a)It is duly organized under the laws of the United Mexican States.

(b)The performance of the Loan Documents, the consummation of the transactions contemplated therein and compliance by each Borrower with its obligations thereunder have been duly authorized by it and it has duly executed the Loan Documents. The Persons executing this Agreement on behalf of each Borrower have all powers of attorney and sufficient authority, as well as the necessary corporate authorizations to enter into this Agreement on its behalf and to bind it under the terms and conditions stipulated in the same, and the aforesaid powers of attorney, authority and corporate authorizations have not been revoked or limited in any way that may affect this representation, except that the permitted use of proceeds may be limited pursuant to the applicable authorizing resolutions from time to time. The execution, delivery and performance of the Loan Documents is consistent with its corporate purpose, is duly authorized by all necessary corporate action and does not (i) violate its bylaws in effect on the date of this Agreement, (ii) violate any applicable Mexican federal law in force on the date of this Agreement; (iii) violate any contracts of any Borrower; or (iv) result in the imposition of any Lien on any of its properties, and which violation in the cases of clauses (ii), (iii) and (iv) would reasonably be expected to have a Material Adverse Effect.

(c)It possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) and no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any other Person (collectively, “Other Consents”) is required to carry out the Transactions, except (x) where such Governmental License or Other Consent has been obtained or (y) where the failure to have such Governmental Licenses or Other Consents would not reasonably be expected to have a Material Adverse Effect.

(d)There is no action, suit, or proceeding of any nature that is now pending or, to the best of such Borrower’s knowledge, threatened against such Borrower before any Governmental Authority that would reasonably be expected to have a Material Adverse Effect.

(e)Since December 31, 2022, there has been no event that has had a Material Adverse Effect.

(f)The audited consolidated financial statements for the year ending December 31, 2022 of the Parent Borrower and its Subsidiaries and audited unconsolidated financial statements for the year ending December 31, 2022 of the Subsidiary Co-Borrowers as well as the most recent publicly available unaudited condensed consolidated quarterly financial statements of the Parent Borrower and its Subsidiaries and unaudited unconsolidated quarterly financial statements of the Subsidiary Co-Borrowers were prepared in accordance with IFRS. The aforementioned financial statements (i) are complete and (ii) fairly present and accurately describe the financial condition of the Parent Borrower and its Subsidiaries and each of the Subsidiary Co-Borrowers on the dates indicated, in each case in all material respects, subject, in the case of the unaudited financial statements, to changes resulting from normal year end audit adjustments and the absence of footnotes.

(g)All material written information (considered as a whole), provided by each Borrower, or on its behalf, relating to this Agreement or the transactions contemplated hereunder, is complete and accurate in all material respects on the date indicated in such statements, and does not omit to state a material fact necessary in order to make the statements contained herein or therein (considered as a whole) not misleading.

(h)Each of the Loan Documents to which each Borrower is a party, when executed and delivered by each Borrower, will constitute a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium, suspension of payments, concurso mercantil as described in the Ley de Concursos Mercantiles of Mexico, or similar laws of the U.S. or Mexico affecting the enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(i)None of the Borrowers is in violation of any applicable laws, statutes, ordinances, rules or regulations of any applicable jurisdiction, including all applicable tax laws, labor laws, environmental laws and margin regulations, except where such violation would not reasonably be expected to have a Material Adverse Effect.

(j)None of the Borrowers is required to register as an “investment company” under the U.S. Investment Company Act of 1940, as amended.

(k)None of the Borrowers will use any part of the proceeds of the Loans in violation of Regulation T, U or X of the U.S. Federal Reserve Board.

(l)There is no pending or to each of the Borrower’s knowledge any imminently threatened strike or labor dispute against such Borrower or the Significant Subsidiaries, except for any strike or labor dispute that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Borrower is in compliance with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws, Sanctions and the Patriot Act except where the failure to do so would not reasonably be expected have a relevant and significant material adverse effect on the main business and financial condition of each Borrower and/or the Significant Subsidiaries taken as a whole. None of the Borrowers are currently the subject of any Sanctions, nor is such Borrower located, organized, or resident in a jurisdiction that is itself the subject of any Sanctions (as of the date hereof, the region of Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s republic regions of Ukraine, Cuba, Iran, North Korea and Syria). The Parent Borrower has instituted guidelines, policies or procedures which are applicable to the Parent Borrower, the Subsidiary Co-Borrowers and the Significant Subsidiaries and that are reasonably designed, maintained and implemented to ensure continued compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

(m)The obligations evidenced by this Agreement and the other Loan Documents to which it is a party, are and will at all times be direct and unconditional general obligations of each Borrower and rank and will at all times rank in right of payment and otherwise at least equal with all other senior unsecured Indebtedness of such Borrower, if any, whether now existing or hereafter outstanding.

Section 5. Covenants

5.01Affirmative Covenants of the Borrowers. Each Borrower, as applicable, hereby covenants and agrees that on and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than contingent obligations):

(a)Compliance with Laws and Payment of Taxes. Each Borrower will comply in all material aspects with all applicable laws, rules, regulations and orders (including environmental laws), including the payment when due of all taxes owed by each Borrower or the Significant Subsidiaries and Subsidiary Co-Borrowers or that are generated on their respective goods, as well as governmental contributions, fees and charges that may be determined, imposed or required, except (i) with respect to the aforesaid applicable laws, rules, regulations and orders (including environmental laws), to the extent that breach of the same cannot reasonably be expected to have a Material Adverse Effect; and (ii) with respect to the aforesaid taxes, (x) to the extent that they are challenged in good faith by means of appropriate procedures, or (y) the lack of payment of the same is not reasonably expected to have a Material Adverse Effect.

(b)Legal Existence and Management of Business Transactions. The Parent Borrower will (i) continue to carry out, and shall cause the Subsidiary Co-Borrowers to continue to carry out, the same or similar type of activities and business transactions as their Core Business, and (ii) ensure that it and each of the Significant Subsidiaries and the Subsidiary Co-Borrowers preserves and maintains its legal existence (except where the failure to do so would not reasonably be expected to have a Material Adverse Effect); provided that neither the Parent Borrower nor the Significant Subsidiaries or the Subsidiary Co-Borrowers will be obligated to maintain their legal existence in relation to a merger or consolidation permitted pursuant to Section 5.02(a); and provided further, that neither the Parent Borrower nor the Significant Subsidiaries or the Subsidiary Co-Borrowers will be compelled to preserve any rights (whether under bylaws or laws), licenses, concessions, authorizations, permits, notifications, registrations or franchises if the Parent Borrower or the Significant Subsidiaries or the Subsidiary Co-Borrowers, as applicable, determines in good faith that preservation thereof is not in the commercial interests for the Parent Borrower or any of the Significant Subsidiaries or the Subsidiary Co-Borrowers, as the case may be, or that the loss thereof would not reasonably be expected to have a Material Adverse Effect. In no case shall this obligation be interpreted as a limitation on the ability of the Parent Borrower or the Significant Subsidiaries or the Subsidiary Co-Borrowers to establish and maintain additional businesses related to, or substantially similar to the Core Business of the Parent Borrower, the relevant Significant Subsidiary, other Significant Subsidiaries or the Subsidiary Co-Borrowers.

(c)Information Requirements. The Parent Borrower or each Borrower (as applicable) will provide to the Administrative Agent:

(i)Within one hundred eighty (180) calendar days following the close of each fiscal year, a copy of the audited consolidated financial statements of the Parent Borrower and a copy of the audited unconsolidated financial statements of each of the Subsidiary Co-Borrowers for the aforesaid fiscal year, which shall include the balance sheet, income statements, changes in stockholders’ equity and cash flows for the aforesaid fiscal year in accordance with IFRS, and concurrently with the delivery of the foregoing annual audited financial statements, a certificate of an Authorized Officer of each of the Borrowers, certifying to the best of his or her knowledge, that no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing, indicating details thereof and the measures taken or proposed to be taken to cure such Event of Default;

provided that the Borrowers will be deemed to have provided the financial statements referred to in this Section 5.01(c)(i) if it has provided a notice to the Administrative Agent regarding the public filing of such information;

(ii)Within ninety (90) calendar days following the close of each quarter of each fiscal year (excluding the fourth calendar quarter), (A) the balance sheet at the end of the aforesaid quarter and (B) income statements for the aforesaid quarter and for the period beginning at the end of the previous fiscal year and ending at the close of the aforesaid quarter, for the Parent Borrower and each of the Subsidiary Co-Borrowers, unaudited and consolidated (and, for the avoidance of doubt, unconsolidated with respect to the Subsidiary Co-Borrowers) as applicable according to IFRS, and concurrently with the delivery of the foregoing quarterly balance sheet and income statement, a certificate of an Authorized Officer of each of the Borrowers, certifying to the best of his or her knowledge, that no Event of Default has occurred and is continuing, or, if an Event of Default has occurred and is continuing, indicating details thereof and the measures taken or proposed to be taken to cure such Event of Default, provided that each of the Borrowers will be deemed to have provide the balance sheets and income statements referred to in this Section 5.01(c)(ii) if it has provide a notice to the Administrative Agent regarding the public filing of such information;

(iii)Within ten (10) Business Days following the date any Responsible Officer of any of the Borrowers has actual knowledge of the existence of any Default or Event of Default, a statement signed by the Authorized Officer indicating details of the aforesaid Event of Default and the measures taken or proposed to be taken to cure such Event of Default;

(iv)Within five (5) Business Days following service of process or notification of any action, complaint or litigation to which the Parent Borrower or any of the Significant Subsidiaries or the Subsidiary Co-Borrowers is a party and which has a Material Adverse Effect, a notification signed by an Authorized Officer of the Parent Borrower, describing the nature of said action, complaint or litigation and the measures taken or proposed to be taken in such respect;

(v)Any other information related to the financial situation of each Borrower and/or any of the Significant Subsidiaries related to information to be provided by the each Borrower under clauses (i) and (ii) above that may be reasonably requested at any time by the Administrative Agent.

(d)Insurance Policies. The Parent Borrower will, and will cause each of the Significant Subsidiaries and the Subsidiary Co-Borrowers to, maintain insurance, materially in accordance with its past practices, in such amounts as are customarily maintained by companies engaged in the same or similar Core Business as the Parent Borrower and located in Mexico.

(e)Accounting. The Parent Borrower will maintain and will ensure that the Significant Subsidiaries and the Subsidiary Co-Borrowers maintain accounting books and records such that they accurately reflect in all material respects its financial situation and operating results in accordance with IFRS.

(f)Inspection Rights. At the Administrative Agent’s request (through the proper executive) at least seven (7) calendar days in advance, each Borrower shall allow the representatives appointed in writing by the Administrative Agent to inspect the accounting records and/or properties of such Borrower that were used for the preparation of the such Borrower’s financial statements, provided that (I) the aforesaid inspections (x) are carried out on working days and during office hours of such Borrower and (y) do not interfere with the regular operations of such Borrower, the Subsidiaries, or their respective executives and external auditors, and (II) necessary actions (as reasonably determined by the Parent Borrower) have been taken to preserve the confidentiality of information to which the Administrative Agent or its representatives have access.

(g)Use of the Funds. The Borrowers will use the funds of the Loans for (i) the repayment of existing Indebtedness, including any obligations under (x) the 2022 Revolving Facility and (y) the 2019 Term Facility, and (ii) such other general corporate purposes, including working capital, capital expenditures, acquisitions and any other lawful purpose, including fees, costs and expenses related to the Loan Documents. The Borrowers will not use the proceeds of the Loans in violation of Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(h)Priority. Each Borrower will ensure as necessary that each Borrower’s obligations hereunder and under the Promissory Notes (i) constitute at all times, unconditional and unsubordinated Indebtedness of such Borrower; and (ii) have at least the same priority of payment as any other unsecured and unsubordinated Indebtedness, present or future, of such Borrower; except for any payment obligations of such Borrower that have a payment preference under applicable law.

(i)Net Leverage Ratio. The Parent Borrower will not permit the Net Leverage Ratio determined as of the last day of any full fiscal quarter of the Parent Borrower after the Effective Date to be greater than 4.00 to 1.00.

(j)Interest Coverage Ratio. The Parent Borrower will not permit the Interest Coverage Ratio determined as of the last day of any full fiscal quarter of the Parent Borrower after the Effective Date to be less than 1.50 to 1.00.

(k)Anti-Money Laundering Laws, Anti-Corruption Laws and the Patriot Act. The Borrowers will comply and ensure that each of their Significant Subsidiaries complies with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws, and the Patriot Act except where the failure to do so would not reasonably be expected to have a relevant and significant material adverse effect on the main business and financial condition of any of the Borrowers and its Significant Subsidiaries taken as a whole. The Parent Borrower will maintain in effect and enforce guidelines, policies and procedures which are applicable to the Parent Borrower, the Subsidiary Co-Borrowers and the Significant Subsidiaries and that are reasonably designed, maintained and implemented to ensure continued compliance with applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.02Negative Covenants of the Borrowers. The Parent Borrower hereby covenants and agrees that on and after the Effective Date and until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full (other than contingent obligations):

(a)Limitation on Fundamental Changes. The Parent Borrower will not, and will not permit any Significant Subsidiary or the Subsidiary Co-Borrowers to, merge, liquidate or dissolve itself, provided that this limitation will not apply if (i)(A) the Parent Borrower or pertinent Significant Subsidiary or Subsidiary Co-Borrower is the survivor of any such transaction, (B) the Significant Subsidiary or Subsidiary Co-Borrower is merged, liquidated or dissolved into or with another subsidiary of the Parent Borrower or into or with the Parent Borrower (or a Person that becomes a subsidiary of the Parent Borrower substantially contemporaneously with such transaction), (C) the Parent Borrower is the subject of such transaction and not the survivor thereof, the surviving Person assumes the obligations of the Parent Borrower under the Loan Documents and the surviving Person is an Approved Borrower, or (D) if a Significant Subsidiary or a Subsidiary Co-Borrower is merged into or with another Person, such Person (or the Person resulting of such merger) becomes a Significant Subsidiary or Subsidiary Co-Borrower; and (ii) no Event of Default has occurred and is continuing or, if an Event of Default occurs after the completion of such merger, liquidation, consolidation or dissolution, it is cured within the applicable cure period permitted by this Agreement. Notwithstanding the foregoing, any Significant Subsidiary or Subsidiary Co-Borrower may merge with, or be liquidated or dissolved into, any Person by means of adequate consideration (as determined by the Parent Borrower in its reasonable discretion) to the Parent Borrower and its Subsidiaries.

(b)Limitation on Sale of Assets. The Parent Borrower may sell, transfer or otherwise dispose of any of its goods or fixed assets, whether present or future, by any means, including a divestiture or a spin off, so long as such sale, transfer or disposal does not (i) result in the Parent Borrower’s violation of the covenants in Sections 5.01(i) and (j) or (ii) result in an Event of Default.

(c)Limitation on Liens. The Parent Borrower may incur Liens securing Indebtedness on any of its properties or assets, whether present or future, or on those of its Significant Subsidiaries or Subsidiary Co-Borrowers, so long as the incurrence of any such Lien (i) does not result in the Parent Borrower’s violation of the covenants in Sections 5.01(i) and (j) above and (ii) no Event of Default has occurred and is continuing as a result thereof.

Section 6. Events of Default

6.01Event of Default. If any of the events described below has occurred and is continuing (each one, after termination of the periods for curing or remedying the same pursuant to this Section 6.01, hereinafter an “Event of Default”), the Administrative Agent may, and upon written direction from the Required Lenders shall, by written notification to the Borrower Representative, terminate the Commitments and declare the principal sum of the Loans to be immediately due and payable, as well as the accrued and unpaid interest, and all other amounts owed under this Agreement, in which case the Promissory Notes, the unpaid principal of the Loans, the unpaid accrued interest and all amounts owed and unpaid by the Borrowers to the Administrative Agent under this Agreement will be immediately due and payable, provided that, in case of any event described in clause (h) of this Section 6.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers:

(a)If the Borrowers shall fail to pay any principal or interest on any Loan, or any fee or any other amount payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of more than five (5) Business Days;

(b)If any representation or warranty made or deemed made by or on behalf of the Borrowers in this Agreement shall prove to have been incorrect when made or deemed made, and such breach could reasonably be expected to have a Material Adverse Effect and is not cured within thirty (30) calendar days following the date on which the Administrative Agent notified the Borrower Representative in writing of such breach;

(c)If any of the Borrowers or any of the Significant Subsidiaries (i) fails to make any payment when due (whether at maturity, by scheduled payment, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness under the Loan Documents) having an aggregate principal amount equal to or greater than the Threshold Amount, in each case beyond the applicable grace period with respect thereto, if any, or (ii) breaches any other term, agreement or condition in any financing document relating to any such Indebtedness having in an aggregate principal amount equal to or greater than the Threshold Amount incurred by each Borrower, and such breach causes, or permits the holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to be required to be repaid, or to become due or to be repurchased, prior to its stated maturity, in each case beyond the applicable grace period with respect thereto, if any;

(d)If any Governmental Authority should attach, confiscate, seize, nationalize, expropriate or assume custody or control of all or a substantial part of the goods of any of the Borrowers or the Significant Subsidiaries, or transfer the administration of any of the Borrowers or the Significant Subsidiaries or substantially limit their authority to operate their businesses or exercise control over each of the Borrowers or any of the Significant Subsidiaries or all or any important part of the goods of the Significant Subsidiaries, and such action, based on the value of the assets so affected, could reasonably be expected to have a Material Adverse Effect; and in all the foregoing cases the aforesaid action of the Governmental Authority is not set aside, suspended or dismissed within a period of sixty (60) calendar days after such action occurs;

(e)If at any time during the effective term of this Agreement, any of the Borrowers breaches (i) any of the obligations stipulated in Sections 5.01(b), (c)(iii), (i) and (j), or Section 5.02, and such breach continues unremedied for a period of ten (10) or more calendar days; or (ii) any of the other obligations stipulated in Section 5.01 (other than those specified in clause (i) of this Section 6.01(e)), and such breach continues unremedied for a period of thirty (30) or more calendar days following the date on which the Administrative Agent notified the Parent Borrower in writing of such breach; provided that only a bank formed under the laws of Canada, or a bank with a parent company formed under the laws of Canada when it is a Lender may declare an Event of Default in respect of a breach of Section 5.01(k) related to (x) the Canadian Corruption of Foreign Public Officials Act and (y) any Sanctions Violations administered, enacted or enforced by Canada or by the respective governmental institutions, agencies and subdivisions of Canada and, following such a declaration by any bank formed under the laws of Canada, or a bank with a parent company formed under the laws of Canada, the Borrower shall only be required to either (x) repay all of such bank’s Loans then outstanding or (y) replace such bank as a Lender under this Agreement pursuant to the terms of this Agreement;

(f)If one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of the Threshold Amount (to the extent not covered by an indemnification obligation or third party insurance as to which the indemnifying party or insurer has not denied coverage or, if coverage has been denied, such denial has not been sustained in a final non-appealable judgment or accepted by such Borrower) shall be rendered against any of the Borrowers, any Significant Subsidiary or any combination thereof and during a period of sixty (60) consecutive days after such final non-appealable judgment has been notified a stay of enforcement, dismissal or suspension of such judgment is not in effect;

(g)If any Loan Document or material provision thereof, for reasons solely attributable to any of the Borrowers, cease to be valid, binding and enforceable against such Borrower in accordance with the terms of such Loan Document or provision thereof; or

(h)If any of the Borrowers or any Significant Subsidiary shall (x) (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any applicable federal, state or foreign bankruptcy, insolvency, liquidation receivership or similar law now or hereafter in effect or (ii) take any action for the purpose of effecting the foregoing, or (y) (i) consent to the institution of, or fail to contest in a timely and appropriate manner, any involuntary proceeding or petition of the types described in clause (x)(i) of this Section 6.01(h), (ii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Borrower, (iii) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing, and, in any such case described in clauses (y)(i) through (iv) of this Section 6.01(h), such proceeding or petition shall continue undismissed for a period of sixty (60) or more consecutive days; or

If an Event of Default described in Sections 6.01(f) or (h) has occurred and is continuing with respect to two or more Subsidiaries of any of the Borrowers that are not Significant Subsidiaries but, considered as a whole, would meet one or more of the two requirements set forth in clauses (i) and (ii) of the definition of “Significant Subsidiary,” then such event will be deemed to have occurred with respect to a Significant Subsidiary.

6.02Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower Representative or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.14, be applied by the Administrative Agent as follows:

(i)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees and disbursements and other charges of counsel payable under Section 8.04 and amounts payable under the Fee Letters) payable to the Administrative Agent in its capacity as such;

(ii)second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees and disbursements and other charges of counsel payable under Section 8.04) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;

(iii)third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iii) payable to them;

(iv)fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause (iv) payable to them;

(v)fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent and the Lenders based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable; and

(vi)sixth, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by law.

Section 7. The Administrative Agent

7.01Appointment. Each Lender hereby irrevocably designates and appoints BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México as the Administrative Agent of such Lender under this Agreement, and each such Lender irrevocably authorizes BBVA México, S.A., Institución de Banca Múltiple, Grupo Financiero BBVA México, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. For such purposes, each Lender hereby appoints and authorizes the Administrative Agent as the agent (comisionista) pursuant to the articles 273 and 274 of the Mexican Commerce Code (Código de Comercio) to execute, deliver and perform its obligations under this Agreement and any other document, agreement or instrument related hereto.

7.02Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement by or through sub-agents (which in no event shall be a Restricted Person) or attorneys-in-fact (other than Restricted Persons) and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Section 7.03 shall apply to any such sub-agent or attorney-in-fact. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent or attorney-in-fact.

7.03Exculpatory Provisions. (a)  Notwithstanding any provision to the contrary elsewhere in this Agreement, neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (i) have any duties or responsibilities, except those expressly set forth herein (and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent); (ii) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement, or taken with the consent or at the request of the Required Lenders (except for its or such Person’s own gross negligence or willful misconduct); (iii) to the extent not requested by the Required Lenders, be required to initiate or conduct any litigation or collection proceedings hereunder (and shall not commence an action or proceeding on behalf of any Lender without obtaining the consent of such Lender thereto); (iv) be responsible for any computation made in good faith in connection herewith or for any other action taken or omitted to be taken by it hereunder or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its or such Person’s own gross negligence or willful misconduct; or (v) be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by each of the Borrowers or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Promissory Notes or for any failure of the Borrowers to perform its obligations hereunder.

(b)The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to (i) the observance or performance of any of the agreements contained in, or conditions of, this Agreement, (ii) the occurrence of any default, (iii) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (iv) to inspect the properties, books or records of the Borrowers, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(c)The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise and only so long as so directed in writing to take such discretionary action by the Required Lenders; provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay or that may effect a forfeiture, modification or termination of a property interest in violation of any applicable bankruptcy/insolvency laws, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act under this Agreement or any other Loan Document unless it first receives further assurances of its indemnification from the Lenders that the Administrative Agent reasonably believes it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expenses and liabilities it may incur in taking or continuing to take any such discretionary action at the direction of the Required Lenders.

(d)None of the provisions of this Agreement or the other Loan Documents shall be construed to require the Administrative Agent in its individual capacity to expend or risk its own funds or otherwise to incur any personal financial liability in the performance of any of its duties hereunder or thereunder.

(e)The Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, except as expressly set forth in this Agreement and in the other Loan Documents, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.

7.04Reliance by Administrative Agent. (a)  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the payee of any Promissory Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Promissory Notes in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. In determining compliance with any condition to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to any Lender unless the Administrative Agent receives notice to the contrary from such Lender prior to the making of such Loan. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions given by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

(b)The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.05Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent has received notice from a Lender or the Borrower Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” or “notice of event of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.

7.06Non-Reliance on Administrative Agent and Other Lenders. Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, Administrative Agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, Administrative Agents, attorneys-in-fact or Affiliates.

7.07Indemnification by Lenders. The Lenders agree to indemnify the Administrative Agent and its officers, directors, employees, agents and advisors, each in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so pursuant to Section 8.04(b)), ratably according to the respective amounts of their then-existing Commitments (or, if the Commitments have terminated, their then-outstanding Loans), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including the reasonable fees, charges and disbursements of any counsel of any indemnified Person) which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by final, non-appealable order of a court of competent jurisdiction. No Person indemnified under this Section 7.07 shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement or any other Loan Document. The agreements in this Section 7.07 shall survive the payment of the Loans and all other amounts payable hereunder, the termination of the Commitments, the termination of this Agreement and removal of the Administrative Agent.

7.08Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Promissory Note issued to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

7.09Successor Administrative Agent. (a)  The Administrative Agent may resign as administrative agent by notice to the Lenders and the Borrower Representative, which resignation shall be effective upon thirty (30) days’ written notice, whether or not a successor has been appointed. If the Administrative Agent resigns as Administrative Agent under this Agreement, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders which successor Administrative Agent shall be approved by the Borrower Representative, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor Administrative Agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Promissory Notes (except for any indemnity payments owed to the retiring or removed Administrative Agent). In the event that the Required Lenders fail to appoint a successor Administrative Agent within thirty (30) days after the resignation of the Administrative Agent, the Borrower Representative shall have the right to appoint a successor Administrative Agent. In no event shall an Administrative Agent (or successor thereof) be a Restricted Person. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 7.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(b)Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidations which the Administrative Agent in its individual capacity may be party, or any corporation to which substantially all of the corporate trust or agency business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Agreement without further action.

7.10No Fiduciary Relationship. Use of the term “agent” in this Agreement or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent does not connote (and is not intended to connote) any fiduciary or other implied (or express) obligation arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between the contracting parties. Without limiting the foregoing, none of the Lenders shall have or be deemed to have a fiduciary relationship with any other Lender.

7.11Obligations of Administrative Agent and Lenders. The obligations of the Administrative Agent and Lenders under this Agreement or any other Loan Document are several and not joint. Failure by any one Lender to perform its obligations does not affect the obligations (or liability) of the Administrative Agent or any other Lender thereunder.

7.12Enforcement. The authority to enforce rights and remedies under this Agreement and other Loan Documents against the Borrowers shall be vested in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent for the benefit of all the Lenders.

7.13Compliance with Laws. The Administrative Agent shall be entitled to take any action or refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or court order.

7.14Proofs of Claim. In case of any bankruptcy or other insolvency proceeding involving the Borrowers, the Administrative Agent shall be entitled, but not obligated, to intervene in such proceeding to (i) file and prove a claim for the whole amount of principal, interest and unpaid fees in respect of the Loans and all other obligations that are owing and unpaid under the terms of this Agreement and other Loan Documents and to file such documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for reasonable compensation, expenses, disbursements and advances of any of the foregoing entities and their respective agents, counsel and other advisors) allowed in such proceedings; and (ii) to collect and receive any monies or other property payable or deliverable on account of any such claims and to distribute the same to the Lenders under the terms of this Agreement. Further, any custodian, receiver, assignee, trustee, liquidator or similar official in any such proceeding is (x) authorized to make payments or distributions in such a proceeding directly to the Administrative Agent on behalf of all of the Lenders to whom any amounts are owed under this Agreement and other Loan Documents, unless the Administrative Agent expressly consents in writing to the making of such payments or distributions directly to such Lenders; and (y) required to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement and other Loan Documents.

7.15Erroneous Payments. (a) If the Administrative Agent (x) notifies a Lender, or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under Section 7.15(b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 7.15 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting Section 7.15(a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 7.15(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 7.15(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 7.15(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 7.15(a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Loan Party; provided that this Section 7.15 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from or on behalf of (including through the exercise of remedies under any Loan Document), the Borrowers for the purpose of a payment on the Obligations.

(e) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f) Each party’s obligations, agreements and waivers under this Section 7.15 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 8. Miscellaneous

8.01Amendments and Waivers. Neither this Agreement, any Promissory Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 8.01. With the written consent of the Required Lenders, the Administrative Agent and the Borrowers may, from time to time, enter into written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or the Promissory Notes or changing in any manner the rights of the Lenders or of the Borrowers hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the Promissory Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(a)without the consent of each Lender directly affected thereby:

(i)extend or increase any Commitment of any Lender (it being understood that a waiver of any condition precedent set forth in Section 3 or the waiver of any Default shall not constitute an extension or increase of any Commitment);

(ii)reduce the principal of, or rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document; or

(iii)postpone any date scheduled for any payment of principal of, or interest on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment; or

(b)without the written consent of all the Lenders:

(i)amend, modify or waive any provision of this Section 8.01,

(ii)	reduce the percentage specified in the definition of Required Lenders or modify the definition of “Required Lenders”,

(iii)change the currency of any Loan,

(iv)consent to the assignment or transfer by a Borrower of any of its rights and obligations under this Agreement or add a co-borrower, except wholly-owned Subsidiaries of the Parent Borrower, provided that such Borrower shall remain liable for its obligations under this Agreement and provided, further that to the extent consent of any Lender to such assignment or transfer is required by applicable law as determined in its reasonable discretion (but only to such extent), the consent of such Lender is obtained, which consent shall not be unreasonably withheld or delayed,

(v)	change Section 2.12 in a manner that would alter the pro rata sharing of payments required thereby,
(vi)	impose any greater restriction than those set forth in Section 8.05 on the ability of any Lender to assign its rights or obligations under the Loan Documents; or

(vii)amend, modify or waive any provision of Section 2.05;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties hereunder or under any other Loan Document of the Administrative

Agent, unless in writing executed by the Administrative Agent, in addition to the Borrowers and the Lenders required above.

Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

In the case of any waiver, the Borrowers, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Promissory Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, the Administrative Agent, with the prior written consent of the Borrowers, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency, omission, defect or error in any Loan Document and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within ten (10) Business Days following receipt of notice thereof.

8.02Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand (with a receipt of delivery obtained), or one (1) Business Day after being delivered by an overnight courier service, or, in the case of email, one (1) Business Day after being sent, with telephonic notice confirming delivery, addressed (i) in the case of notices, requests and demands to or upon the Borrowers, the Borrower Representative and the Administrative Agent, as set forth below and (ii) in the case of notices, requests and demands to or upon any Lender, as set forth in an administrative questionnaire delivered by such Lender to the Administrative Agent, or, in each case, to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers and

Borrower Representative:c/o Grupo Televisa, S.A.B.

Avenida Vasco de Quiroga No. 2000

Colonia Santa Fe, 01210

Ciudad de México, Mexico

Telephone: +52 (55) 5261-2000

Attn: Carlos Phillips Margain

Email: cphillipsm@televisa.com.mx

Pablo Camacho Gutiérrez

Email: pcamachog@televisa.com.mx

Luis Alejandro Bustos Olivares

Email: labustoso@televisa.com.mx

with a copy to:Fried Frank Harris Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attn: Stewart Kagan, Esq.; Ezra Schneck, Esq.

Telephone: +1 (212) 859-8550; +1 (212) 859 8764

Email: Stewart.Kagan@friedfrank.com;

Ezra.Schneck@friedfrank.com

The Administrative Agent:BBVA México, S.A., Institución de Banca Múltiple, Grupo

Financiero BBVA México

Paseo de la Reforma 510, Piso 16, Juárez, Cuauhtémoc,

Ciudad de México, C.P. 06600

Attn: Jorge Santiago

Telephone: +52 55 5201 2063

Email: monitoring_group.mx@bbva.com

8.03No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.04Payment of Expenses; Indemnity. (a) The Borrowers agree (i) to pay or reimburse the Administrative Agent for all its reasonable, documented and pre-approved (which approval shall not be unreasonably withheld, provided that the failure of the Borrower Representative to respond to a written request for approval (to the extent duly notified in accordance with Section 8.02) within five (5) Business Days thereafter shall be deemed to constitute approval) out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment (other than any amendment made at the request of the Administrative Agent or any Lender), supplement or modification to, the Loan Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable, documented and pre-approved (which approval shall not be unreasonably withheld, provided that the failure of the Borrower Representative to respond to a written request for approval (to the extent duly notified in accordance with Section 8.02) within five (5) Business Days thereafter shall be deemed to constitute approval) out-of-pocket fees and disbursements of counsel to the Administrative Agent and third party vendors retained with the consent of the Borrower Representative, and (ii) to pay or reimburse each Lender and the Administrative Agent for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement, protection or preservation of any rights (A) under the Loan Documents and any Related Agreements or (B) in connection with the Loans made hereunder, in either case including, without limitation, reasonable and documented out-of-pocket fees and disbursements of a single firm of counsel to the Administrative Agent and to the several Lenders and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty (and, in the case of an actual or perceived conflict of interest where the Person affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Persons, including one such local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty).

(b)The Borrowers will indemnify each of the Administrative Agent and the Lenders and their respective Affiliates and the directors, officers, employees, advisors and agents thereof (any of the foregoing, an “Indemnified Person”) against and hold each Indemnified Person harmless from any and all losses, claims, damages, liabilities and expenses, including without limitation all reasonable and documented out-of-pocket fees, charges and disbursements of a single firm of counsel to all Indemnified Persons and if necessary, one firm of local counsel in each appropriate jurisdiction and one firm of special counsel in each appropriate specialty (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs the Borrower Representative of such conflict and thereafter retains its own counsel, of one additional firm of counsel for all such affected Indemnified Persons, including one such local counsel in each appropriate jurisdiction and one special counsel in each appropriate specialty) which an Indemnified Person may incur or which may be asserted against it arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the use or proposed use of the proceeds of the Loans, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to this Agreement, any Loan Document, any Related Agreement, any agreement contemplated hereby or thereby or the performance of the parties of the transactions contemplated hereby or thereby, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person, (y) result from a claim brought by a Borrower against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Loan Document or any Related Agreement, or applicable law, if a Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of a Borrower or any of its Subsidiaries and that is brought by an Indemnified Person against another Indemnified Person (other than against the arranger or the Administrative Agent in their capacities as such). No Indemnified Person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with this Agreement or any other Loan Document. This clause (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

The agreements in this Section 8.04(b) shall survive the payment of the Loans and all other amounts payable hereunder, the termination of the Commitments, the termination of this Agreement and removal of the Administrative Agent.

8.05Successors and Assigns; Participations; Purchasing Lenders.

(a)This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent and their respective successors and permitted assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Lender unless (x) such transfer or assignment is made to a wholly-owned Subsidiary of the Parent Borrower, such Borrower remains jointly liable with such assignee or transferee and such assignee or transferee is an Approved Borrower and (y) to the extent consent of any Lender to such assignment or transfer is required by applicable law as determined in its reasonable discretion (but only to such extent), the consent of such Lender is obtained, which consent shall not be unreasonably withheld, conditioned or delayed.

(b)Any Lender may, in accordance with applicable law, at any time sell to any Person (other than to a Restricted Person, a Borrower, or a Defaulting Lender, or any of their respective Affiliates and Subsidiaries) (the “Participants”) participating interests in any Loans owing to such Lender, any Promissory Notes held by such Lender, any Commitments of such Lender and/or any other interests of such Lender hereunder and under the other Loan Documents, subject to the consent of the Borrower Representative in writing (not to be unreasonably withheld, it being understood that it is reasonable for the Borrower Representative to withhold consent if a Borrower would be required to pay any additional amount or indemnity payment in respect of Taxes (other than Mexican withholding Taxes) to any Lender or Participant or any Governmental Authority for the account of any Lender or Participant pursuant to Section 2.11); provided that the Borrower Representative consent shall not be required if (x) an Event of Default has occurred and is continuing at the time of such sale (it being understood that the sale of participating interests to Restricted Persons remains prohibited even after the occurrence of an Event of Default), or (y) such sale is to a Lender or an Affiliate of a Lender. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Promissory Notes for all purposes under this Agreement, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and under the other Loan Documents. The Borrowers agree that if amounts outstanding under this Agreement and the Promissory Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of offset in respect of its participating interest in amounts owing under this Agreement and any Promissory Notes to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Promissory Notes, provided that such right of offset shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 8.06. The Borrowers also agree that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.09, 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater amount results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. Each Participant agrees to be subject to the provisions of Section 2.13 as if it were a Purchasing Lender under clause (c) of this Section 8.05, and each Lender that sells a participation agrees, at any Borrower’s request and expense, to use reasonable efforts to cooperate with such Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. No Participant shall be entitled to the benefits of Section 2.11 unless such Participant complies with Section 2.11(f) (it being understood that the documentation required under Section 2.11(f) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section 8.05, and no Participant shall be entitled to consent to any amendment, supplement, modification or waiver of or to this Agreement or any Promissory Note, unless the same is an amendment, supplement, modification or waiver described in clause (a) of the proviso to Section 8.01 which requires the consent of the Lender from which it purchased its participation (in which case the participation agreement may provide that such Lender must obtain the participant’s consent before approving any such amendment, supplement, modification or waiver). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans, Promissory Notes, Commitments and/or any other interests of such Lender hereunder and under the other Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, Promissory Notes, Commitments and/or any other interests of such Lender hereunder and under the other Loan Documents) except to the extent that such disclosure is (i) necessary to establish that such Loans, Promissory Notes, Commitment or other interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or (ii) otherwise required by law or any Governmental Authority (in which case such Lender shall give the Borrower Representative prior written notice of such disclosure requirement, to the extent practicable and permitted by law or regulation) or (iii) to assure the Borrowers that no Restricted Person is holding or has any beneficial interest in such participation. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement.

(c)Any Lender may, in accordance with applicable law, at any time assign or sell to any Person (other than to a Restricted Person, a natural person, a Borrower or a Defaulting Lender, or any of their respective Affiliates or Subsidiaries of a Restricted Person or a Defaulting Lender) (the “Purchasing Lenders”) all or any part of its rights and/or obligations under this Agreement and the Promissory Notes (including all or a portion of its Commitment and the Loans at the time owing to it) pursuant to an Assignment and Assumption Agreement, executed by such Purchasing Lender, such transferor Lender and the Administrative Agent and, when applicable, consented to by the Borrower Representative; provided that the consent of the Borrower Representative in writing (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment (it being understood that assignments to Restricted Persons remain prohibited even after the occurrence of an Event of Default), or (y) such assignment is to a Lender or an Affiliate of a Lender and the transferor Lender has provided prior written notice to the Borrower Representative and the Administrative Agent at least ten (10) days in advance of the transfer; and provided, further, that (i) except in the case of an assignment or sale of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments purchased by such Purchasing Lender that is not then a Lender or an Affiliate of a Lender shall be equal to or greater than the Peso Equivalent of US$5,000,000, and an amount that is an integral multiple of the Peso Equivalent of US$1,000,000 thereafter, and (ii) the transferor Lender which has transferred less than all of its Loans and Commitments to any such Purchasing Lender shall retain a minimum Commitment, after giving effect to such sale, equal to or greater than the Peso Equivalent of US$10,000,000. Upon (i) execution of such Assignment and Assumption Agreement, (ii) delivery of (x) an executed copy thereof to the Borrower Representative and (y) any applicable documentation required pursuant to Section 2.11(f) to the Borrower Representative and Administrative Agent, and (iii) payment by such Purchasing Lender, such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement, to the same extent as if it were an original party hereto with the Applicable Percentage of the Commitments and/or Loans set forth in such Assignment and Assumption Agreement. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Applicable Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Promissory Notes. Upon the consummation of any transfer to a Purchasing Lender, pursuant to this Section 8.05(c), the transferor Lender, the Administrative Agent and the applicable Borrowers shall make appropriate arrangements so that, if required, replacement Promissory Notes are issued to such transferor Lender and new Promissory Notes or, as appropriate, replacement Promissory Notes, are issued to such Purchasing Lender, in each case in principal amounts reflecting their Applicable Percentages in exchange and after simultaneous delivery of the then existing Promissory Notes or, as appropriate, their outstanding Loans as adjusted pursuant to such Assignment and Assumption Agreement.

(d)The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption Agreement delivered to it and, acting solely for this purpose as a non-fiduciary agent of the Borrowers, a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers, Borrower Representative or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)Upon its receipt of an Assignment and Assumption Agreement executed by a transferor Lender, a Purchasing Lender, the Borrower Representative, and the Administrative Agent, and, if applicable, consented to by the Administrative Agent, together with payment to the Administrative Agent of a registration and processing fee of US$3,500 (which the Administrative Agent may, in its sole discretion, elect to waive), the Administrative Agent shall (i) promptly accept such Assignment and Assumption Agreement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrower Representative.

(f)Subject to the prior written consent of the Parent Borrower only in the case of non-public information (such consent not to be unreasonably withheld), the Parent Borrower authorizes each Lender to disclose to any Eligible Transferee and any prospective Eligible Transferee any and all financial information in such Lender’s possession concerning any Borrower which has been delivered to such Lender by the Parent Borrower pursuant to this Agreement or which has been delivered to such Lender by the Parent Borrower in connection with such Lender’s credit evaluation of the Parent Borrower prior to entering into this Agreement so long as such Eligible Transferee agrees to comply with confidentiality provisions substantially the same as Section 8.11.

(g)Each Lender shall have the right, subject to the prior consent of the Borrower Representative (not to be unreasonably withheld), to assign as security all or part of its rights under the Loan Documents to any third party lender to it (except for Restricted Persons), including the U.S. Federal Reserve Bank, provided that the consent of the Borrower Representative shall not be required while an Event of Default has occurred and is continuing (it being understood that assignments to Restricted Persons remain prohibited even after the occurrence of an Event of Default). No assignment shall release such Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(h)No transfer, assignment or sale of rights hereunder or participating interests by any party hereto shall be permitted except as permitted by this Section 8.05 and any such transfer, assignment, sale of rights or participating interests that is not made in accordance with this Section 8.05 shall be null and void.

(i)Any transfer, assignment or sale of rights hereunder or participating interests by any party hereto will be subject to contractual recognition by the assignee or transferee of the Bail-In Legislation and Bail-In Action, as applicable.

8.06Adjustments; Set-off. (a) Except to the extent that this Agreement or a court order provides for payments to be allocated to a particular Lender or Lenders, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the reimbursement obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by offset, pursuant to events or proceedings of the nature referred to in Sections 6.01(h), or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the reimbursement obligations owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans or the reimbursement obligations then owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of a payment (including, without limitation, rights of offset) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)In addition to any rights and remedies of the Lenders provided by law, at any time when an Event of Default has occurred and is continuing, each Lender shall have the right, with reasonable prior notice to the Borrower Representative, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, its Affiliates or any branch or agency thereof to or for the credit or the account of any of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.07Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement and any of its amendments or assignments may be executed by electronic means (including, without limitation, “pdf”). Delivery by electronic means (including, without limitation, “pdf”) of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower Representative and the Administrative Agent.

8.08GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.09WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE PROMISSORY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.10Submission to Jurisdiction; Appointment of Agent to Accept Service of Process. (a)  Each party hereto hereby:

(i)irrevocably and unconditionally submits, for itself and its property, (x) in any legal action or proceeding arising out of or relating to the Transactions or arising out of or relating to the performance of services under, and the interpretation, enforcement of and compliance with, this Agreement and all other Loan Documents (other than the Promissory Notes) or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan, and the U.S. District Court for the Southern District of New York, located in the Borough of Manhattan, and, in each case, any relevant appellate courts thereof, or (y) in any legal action or proceeding under any Promissory Note, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the competent federal courts located in Mexico City, Mexico; and

(ii)consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and expressly waives any other jurisdiction to which it may otherwise be entitled by virtue of present or future domicile or otherwise.

(b)Each of the Borrowers hereby designates, appoints and empowers CT Corporation System (the “Process Agent”), with offices currently at 28 Liberty Street, New York, New York 10005, as its designee, appointee and agent to receive and accept for and on its behalf, and its properties, assets and revenues, service of any and all legal process, summons, notices and documents that may be served in any action, suit or proceeding brought against it in any New York Court with respect to its obligations, liabilities or any other matter arising out of or in connection with the Transaction and any Loan Documents and that may be made on the Process Agent in accordance with legal procedures prescribed for such courts. If for any reason the Process Agent shall cease to be available to act as such, then each Borrower agrees to designate a new designee, appointee and agent in The City of New York on the terms and for the purposes of this Section 8.10 reasonably satisfactory to the Administrative Agent. Each of the Borrowers further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any such action, suit or proceeding by serving a copy thereof upon the Process Agent (whether or not the appointment of such Process Agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service). Each of the Borrowers agrees that the failure of the Process Agent to give any notice of such service to them shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. Nothing herein shall in any way be deemed to limit the ability of the Borrowers, Administrative Agent and the Lenders to serve any such legal process, summons, notices and documents in any other manner permitted by applicable law.

8.11Confidentiality of Information. Each Lender acknowledges that some of the information furnished to such Lender pursuant to this Agreement may be received by such Lender prior to the time such information shall have been made public, and each Lender agrees that it will keep all such non-public information so furnished confidential and shall make no use of such non-

public information until it shall have become public, except (a) in connection with matters involving operations under or enforcement of this Agreement or the Promissory Notes, (b) in accordance with each Lender’s obligations under law or regulation or to the extent required by applicable law, or pursuant to subpoenas or other process to make information available to governmental or regulatory agencies and examiners or to others (in which case such Lender shall provide prior written notice of such obligations, to the extent practicable and permitted by law or regulation), (c) to each Lender’s Affiliates, employees, agents, directors, officers, representatives and service providers (including accountants, legal counsel and other advisors) only on a need-to-know basis, to the extent such Persons (i) are informed of the confidential nature of such information, (ii) are instructed to keep such information confidential and (iii) have a need to know such information, (d) subject to obtaining the prior approval of the Borrower Representative pursuant to Section 8.05(f), to Eligible Transferees and prospective Eligible Transferees and to direct or indirect counterparties in connection with swaps or derivatives so long as such Persons agree to be bound by confidentiality provisions substantially the same as this Section 8.11 (which in any case shall exclude Restricted Persons), (e) with the prior written consent of the Borrower Representative, (f) to the Administrative Agent, any other Lender or Affiliate thereof (to the extent such Affiliates are informed of the confidential nature of such information and are instructed to keep such information confidential), (g) if requested or required to do so in connection with any litigation or similar proceeding (in which case such Lender shall promptly notify the Borrower Representative, in advance, to the extent practicable and permitted by law or regulation), (h) that has been publicly disclosed other than by reason of disclosure by such Lender or its Affiliates, officer, directors, employees, Administrative Agents or representatives in breach of this Section 8.11, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans.

8.12USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act. Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests and that is required to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

8.13Conversion of Currencies. (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in the respective applicable currency which under this Agreement is Pesos (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any of the Borrowers in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made pursuant to Section 1.05, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c)For purposes of determining the applicable rate of exchange for this Section 8.13, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

8.14Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document or any Related Agreement may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

GRUPO TELEVISA, S.A.B., as Borrower and Borrower Representative

By:	/s/ Jorge Agustín Lutteroth Echegoyen
	Name:	Jorge Agustín Lutteroth Echegoyen
Title: Vice President and Corporate Controller

By:	/s/ Pablo Fernando Camacho Gutiérrez
	Name:	Pablo Fernando Camacho Gutiérrez
Title: Treasurer

CABLEMÁS TELECOMUNICACIONES, S.A. DE C.V., as Borrower

By:	/s/ Jorge Agustín Lutteroth Echegoyen
	Name:	Jorge Agustín Lutteroth Echegoyen
Title: Attorney-in-fact

By:	/s/ Julio Barba Hurtado
	Name:	Julio Barba Hurtado
Title: Attorney-in-fact

TELEVISIÓN INTERNACIONAL, S.A. DE C.V., as Borrower

By:	/s/ Jorge Agustín Lutteroth Echegoyen
	Name:	Jorge Agustín Lutteroth Echegoyen
Title: Attorney-in-fact

By:	/s/ Julio Barba Hurtado
	Name:	Julio Barba Hurtado
Title: Attorney-in-fact

BBVA MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO BBVA MÉXICO, as Administrative Agent, Lender and Joint Lead Arranger and Joint Bookrunner

By:	/s/ Alfonso Lorenzo Lopez Ibor Juame
	Name:	Alfonso Lorenzo Lopez Ibor Juame
Title: Attorney-in-fact

By:	/s/ Ernesto Aguirre Revesz
	Name:	Ernesto Aguirre Revesz
Title: Attorney-in-fact

BANCO SANTANDER MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SANTANDER MÉXICO, as a Lender and Joint Lead Arranger and Joint Bookrunner

By:	/s/ Maria del Consuelo Briones Iturbe
	Name:	Maria del Consuelo Briones Iturbe
Title: Legal Representative

By:	/s/ Eduardo López Bustamante
	Name:	Eduardo López Bustamante
Title: Legal Representative

SCOTIABANK INVERLAT, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO SCOTIABANK INVERLAT, as a Lender and Joint Lead Arranger and Joint Bookrunner

By:	/s/ Julia Fernanda Borgo Rivera
	Name:	Julia Fernanda Borgo Rivera
Title: Legal Representativa

By:	/s/ Luis Michael Lugo Piña
	Name:	Luis Michael Lugo Piña
Title: Legal Representativa

HSBC MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO HSBC, as a Lender

By:	/s/ Federico Delgado Pastor Surrell
	Name:	Federico Delgado Pastor Surrell
Title: Attorney-in-Fact

By:	/s/ Inés Vargas Barrera
	Name:	Inés Vargas Barrera
Title: Attorney-in-Fact

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Maurice Dattas
	Name:	Maurice Dattas
Title: Vice President

BANCOPPEL, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, as a Lender

By:	/s/ Tahía Wendolinne Jiménez Aldana
	Name:	Tahía Wendolinne Jiménez Aldana
Title: Attorney in Fact

By:	/s/ José Antonio Martínez Flores
	Name:	José Antonio Martínez Flores
Title: Attorney in Fact

MIZUHO BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, as a Lender

By:	/s/ Hiroyuki Kitamura
	Name:	Hiroyuki Kitamura
Title: Deputy and CEO

BANCO DEL BAJÍO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, as a Lender

By:	/s/ Ulises Sánchez Pález
	Name:	Ulises Sánchez Pález
Title: Attorney In Fact

BANCO ACTINVER, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, GRUPO FINANCIERO ACTINVER, as a Lender

By:	/s/ Pabel Estudillo Herrera
	Name:	Pabel Estudillo Herrera
Title: Attorney-in-fact

MUFG BANK MÉXICO, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE FILIAL, as a Lender

By:	/s/ Jorge Fernando Del Castillo Ponce de Léon
	Name:	Jorge Fernando Del Castillo Ponce de Léon
Title: Legal Representative

BANCO MONEX, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE, MONEX GRUPO FINANCIERO, as a Lender

By:	/s/ Juan Pablo Diaque Donde
	Name:	Juan Pablo Diaque Donde
Title: Director Ejecutívo Banca Corporativa

By:	/s/ Jose Humberto Estevane Dager
	Name:	Jose Humberto Estevane Dager
Title: Subdirector Juridico